Exhibit 99.1

EXPLANATORY NOTE
Cencora, Inc. (the “Company” or “Cencora”) is filing this exhibit to its Current Report on Form 8-K (the “Form 8-K”) to reflect a revision to the presentation of its financial information as set forth in its Annual Report on Form 10-K for the fiscal year ended September 30, 2025 (the “2025 Form 10-K”), as filed with the Securities and Exchange Commission (“SEC”) on November 25, 2025, to give effect to a change in its segment reporting.
As previously disclosed, the Company undertook a strategic review of its business to ensure alignment with its growth priorities and strategic drivers. As a result of this review, beginning in the first quarter of fiscal 2026, the Company reorganized certain business components within its reporting structure. The Company’s revised reporting structure is comprised of U.S. Healthcare Solutions, International Healthcare Solutions, and Other. The U.S. Healthcare Solutions reportable segment consists of U.S. Human Health (excluding legacy U.S. Consulting Services). The International Healthcare Solutions reportable segment consists of Alliance Healthcare, Innomar, World Courier, and strategic components of Pharmalex. Other, which is not considered a reportable segment, consists of businesses for which the Company has begun to explore strategic alternatives and includes MWI Animal Health, Profarma, U.S. Consulting Services, and the other components of Pharmalex. The Company began to report under this revised reporting structure effective with the Quarterly Report on Form 10-Q for its fiscal year 2026 first quarter ended December 31, 2025 (the “2026 Q1 Form 10-Q”), which was filed with the SEC on February 4, 2026.
This exhibit revises the previously reported segment results in the following Items of the 2025 Form 10-K to conform to the Company’s re-aligned reporting structure described above: Part I, Item 1. Business; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and Part II, Item 8. Financial Statements and Supplementary Data.
The information included in this exhibit is presented for informational purposes only in connection with the revised reporting structure described above and does not amend or restate the Company’s audited consolidated financial statements, which were included in the 2025 Form 10-K. This exhibit does not reflect events occurring after the filing of the 2025 Form 10-K and does not modify or update the disclosures therein in any way, other than to illustrate the impact of the revised reporting structure as described above. For developments subsequent to the filing of the 2025 Form 10-K, refer to the 2026 Q1 Form 10-Q.

Cautionary Note Regarding Forward-Looking Statements
This exhibit contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include, without limitation, statements regarding our financial position, business strategy and the plans and objectives of management for Cencora, Inc.’s (the “Company,” “Cencora,” “we,” “us,” and “our”) future operations; future liabilities and other obligations; anticipated trends and prospects in the industries in which our business operates; new products, services and related strategies; and capital allocation, including share repurchases and dividends. These statements may constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this exhibit, words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
These forward-looking statements reflect management’s current views with respect to future events, subject to uncertainty and changes in circumstances, and are based on assumptions as of the date of our Annual Report on Form 10-K for the fiscal year ended September 30, 2025. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors that could have a material adverse effect on our financial condition, liquidity, results of operations or future prospects or that could cause actual results, performance or achievements to differ materially from our expectations include, but are not limited to:
•our ability to respond to general macroeconomic conditions and geopolitical uncertainties, including changes or uncertainties in U.S. policies, financial market volatility and disruption, inflationary concerns, interest and currency exchange rates, and uncertain economic conditions in the United States and abroad;
•our ability to respond to changes or uncertainty in the policies of countries and regions in which we do business, including with respect to trade policies, tariffs, or other protective measures, which can disrupt our global operations, as well as the operations of our customers and suppliers;
•our ability to respond to changes to customer or supplier mix and payment terms, or to changes to manufacturer pricing;
•the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers;
•competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services;
•risks associated with our strategic, long-term relationships with Walgreens and Boots UK Ltd. (“Boots”), including with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement;
•risks that acquisitions of or investments in businesses, including the acquisition of Retina Consultants of America and the investment in OneOncology, fail to achieve expected or targeted future financial and operating performance and results;
•our ability to manage and complete divestitures;
•our ability to effectively manage our growth;
•our ability to maintain the strength and security of information technology systems;
•any inability or failure by us, our service providers, or third-party business partners to anticipate or detect data or information security breaches or other cyberattacks, including due to the evolution of artificial intelligence (“AI”) or otherwise;
•our ability to manage foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations;
•risks associated with our international operations, including changes to laws and regulations in countries where we do business, financial and other impacts of macroeconomic and geopolitical trends and events, including rising nationalism, the conflict in Ukraine, evolving conditions in the Middle East, and related regional and global ramifications;
•unfavorable trends in brand and generic pharmaceutical pricing, including the rate or frequency of price inflation or deflation;
•changes in the U.S. healthcare and regulatory environment, including changes that could impact vaccine and prescription drug coverage, reimbursement, pricing, distribution, and contracting, as well as other regulatory changes from the Executive Branch, including executive orders, and resulting from the One Big Beautiful Bill Act (“OBBBA”);

•the bankruptcy, insolvency, or other credit failure of a significant supplier or customer;
•our ability to comply with increasing governmental regulations regarding the pharmaceutical supply chain;
•continued federal and state government enforcement initiatives to detect and prevent suspicious orders of opioid medications, controlled substance medications, or other medications, and the diversion of such medications;
•uncertainties associated with litigation, including the outcome of any legal or governmental proceedings that may be instituted against us, continued investigation, prosecution or suit by federal and state governmental entities and other parties of alleged violations of laws and regulations regarding opioid medications, controlled substance medications, or other medications, and any related disputes;
•the outcome of any legal or governmental proceedings that may be instituted against us, including material adverse resolution of pending legal proceedings;
•risks generally associated with data privacy regulation and the protection and international transfer of proprietary business information or personal data;
•our ability to protect our reputation;
•our ability to address events outside of our control, such as widespread public health issues, natural disasters, government policy changes, and political events; and
•the impairment of goodwill or other intangible assets resulting in a charge to earnings.
Additional factors include those described in this exhibit, including under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, including under the caption “Risk Factors,” in our subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in our subsequent filings and reports made with the U.S. Securities and Exchange Commission (the “SEC”).
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Unless required by federal securities laws, we assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made.

PART I
ITEM 1.    BUSINESS
As used herein, the terms “Company,” “Cencora,” “we,” “us,” or “our” refer to Cencora, Inc., a Delaware corporation.
Cencora is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. We deliver innovative programs and services designed to increase the effectiveness and efficiency of the pharmaceutical supply chain in both human and animal health. More specifically, we distribute a comprehensive offering of brand-name, specialty brand-name, and generic pharmaceuticals, over-the-counter healthcare products, home healthcare supplies and equipment, and related services to a wide variety of healthcare providers located in the United States and select global markets, including acute care hospitals and health systems, independent and chain retail pharmacies, mail order pharmacies, medical clinics, long-term care and alternate site pharmacies, physician practices, medical and dialysis clinics, veterinarians, and other customers. Additionally, we furnish healthcare providers and pharmaceutical manufacturers with an assortment of related services, including data analytics, outcomes research, reimbursement and pharmaceutical consulting services (including regulatory affairs, development consulting and scientific affairs, pharmacovigilance, and quality management and compliance) niche premium logistics services, inventory management, pharmacy automation, pharmacy management, and packaging solutions.
References to “fiscal 2025,” “fiscal 2024,” and “fiscal 2023” refer to the fiscal years ended September 30, 2025, 2024, and 2023, respectively.
Industry Overview
Pharmaceutical sales in the United States, as recently estimated by IQVIA, an independent third-party provider of information to the pharmaceutical and healthcare industry, are expected to grow at a compound annual growth rate of approximately 8.4% from 2024 through 2029, and the growth rate is dependent, in part, on pharmaceutical manufacturer price increases. In addition to general economic conditions, factors that impact the growth of the pharmaceutical industry in the U.S. and other industry trends include:
Aging Population. The number of individuals aged 65 and over in the U.S. is expected to be approximately 71 million by 2029 and is the most rapidly growing segment of the population. This age group suffers from more chronic illnesses and disabilities than the rest of the population and accounts for a substantial portion of total healthcare expenditures in the U.S.
Introduction of New Pharmaceuticals. Traditional research and development, as well as the advent of new research, production, and delivery methods, such as biotechnology and gene therapy, continue to generate new pharmaceuticals and delivery methods that are more effective in treating diseases. We believe ongoing research and development expenditures by the leading pharmaceutical manufacturers will contribute to continued growth of the industry. In particular, we believe ongoing research and development of biotechnology and other specialty pharmaceutical drugs will provide opportunities for the continued growth of our specialty pharmaceuticals business.
Use of Generic and Biosimilar Pharmaceuticals. A number of patents for widely used brand-name pharmaceutical products will continue to expire during the next several years. In addition, increased emphasis by managed care and other third-party payors on utilization of generics and biosimilars has accelerated their growth. We consider the increase in generic and biosimilar usage a favorable trend because generic and biosimilar pharmaceuticals have historically provided us with a greater gross profit margin opportunity than brand-name products, although their lower prices reduce revenue growth. Generic pharmaceuticals currently account for approximately 90% of the prescription volume in the U.S.
Use of Drug Therapies. In response to rising healthcare costs, governmental and private payors have adopted cost containment measures that encourage the use of efficient drug therapies to prevent or treat diseases. While national attention has been focused on the overall increase in aggregate healthcare costs, we believe drug therapy has had a beneficial impact on healthcare costs by reducing expensive surgeries and prolonged hospital stays. According to the Centers for Medicare & Medicaid Services (“CMS”), pharmaceuticals currently account for approximately 9% of overall healthcare costs. Pharmaceutical manufacturers’ continued emphasis on research and development is expected to result in the continuing introduction of cost-effective drug therapies and new uses for existing drug therapies.
Other economic conditions and certain risk factors could adversely affect our business and prospects (see Item 1A. Risk Factors).

The Company
We serve our customers (healthcare providers and pharmaceutical and biotech manufacturers) through a geographically diverse network of distribution service centers and other operations in the United States and select global markets. In our pharmaceutical distribution businesses, we are typically the primary supplier of pharmaceutical and related products to our healthcare provider customers. We offer a broad range of services to our customers designed to enhance the efficiency and effectiveness of their operations, which allow them to improve the delivery of healthcare to patients and to lower overall costs in the pharmaceutical supply chain.
Strategy
Our business strategy is focused on the global pharmaceutical supply chain where we provide distribution and value-added services to healthcare providers (primarily pharmacies, health systems, medical and dialysis clinics, physicians, and veterinarians) and pharmaceutical manufacturers to improve channel efficiencies and support positive patient outcomes. Our strategy is one of driving executional excellence in our core distribution solutions business in the U.S. and internationally, while also investing in higher-margin, high-growth adjacencies where we provide solutions to pharmaceutical manufacturers to support the clinical development and commercialization of their therapies and support providers in driving efficiency and effectiveness of their operations. Implementing this disciplined and focused strategy in a seamless and unified way has allowed us to significantly expand our business. We are well positioned to grow revenue and increase operating income through the execution of the following key elements of our business strategy:
•Optimize and Grow U.S. Healthcare Solutions Businesses. We are well positioned in size and market breadth to continue to grow our U.S. Healthcare Solutions businesses as we make investments to improve our operating and capital efficiencies. Our U.S. distribution businesses, including specialty pharmaceuticals, anchor our growth and position in the pharmaceutical supply chain as we provide distribution services and deliver value-added solutions that improve the efficiency and competitiveness of both healthcare providers and pharmaceutical manufacturers, ultimately driving better healthcare for patients.
We are a leader in distribution and services to health systems, community oncologists, and retina specialists and have leading positions in other physician-administered products. We distribute plasma and other blood products, injectable pharmaceuticals, vaccines, and other specialty products. We are well positioned to service and support biotechnology therapies and advanced technologies such as cell and gene therapies.
We have introduced strategies to enhance our position in the generic marketplace, including our generic product private label program based in Ireland. We source generics globally, offer a value-added generic formulary program to our healthcare provider customers, and monitor our customers’ compliance with our generics program. We also provide data and other valuable services to our manufacturer customers.
We offer value-added services and solutions to assist healthcare providers and pharmaceutical manufacturers to improve their efficiency and their patient outcomes. Services for manufacturers include assistance with new product launches, product data reporting, and logistical support.
Our provider solutions include: our Good Neighbor Pharmacy® program, which enables independent community pharmacies to compete more effectively through pharmaceutical benefit and merchandising programs; Elevate Provider Network®, our managed care network, which connects our retail pharmacy customers to payor plans throughout the country and is one of the largest in the United States; generic product purchasing and private label services; hospital pharmacy consulting designed to improve operational efficiencies; and packaging solutions for institutional and retail healthcare providers. We also offer services that optimize patient access and provide purchasing power to providers.
We believe we have one of the lowest operating cost structures among pharmaceutical distributors. Our robust distribution facility network includes a national distribution center in Columbus, Ohio, which offers pharmaceutical manufacturers a single shipping destination. We continue to seek opportunities to achieve increased productivity and drive operating income gains as we invest in and continue to implement warehouse automation technology, adopt “best practices” in warehousing activities, and increase operating leverage by increasing volume per full-service distribution facility. We continue to seek opportunities to expand our offerings in our distribution businesses.
•Optimize and Grow Our International Healthcare Solutions Businesses. We are well positioned in size and market breadth to continue to grow our International Healthcare Solutions businesses as we invest to improve our operating and capital efficiencies. The International Healthcare Solutions reportable segment consists of businesses that focus on international pharmaceutical wholesale and related service operations and global commercialization services. The International Healthcare Solutions reportable segment distributes pharmaceuticals and other healthcare products and provides related services to healthcare providers, including pharmacies, doctors, health centers and hospitals primarily in Europe. It is a leading global specialty transportation and logistics provider for the biopharmaceutical industry. It also is a provider of specialized services, including regulatory affairs, market access, pharmacovigilance, development consulting and scientific affairs, and quality management and compliance, for the life sciences industry. The Canada business drives innovative partnerships with manufacturers, providers, and pharmacies to improve product access and efficiency throughout the healthcare supply chain.
•Acquisitions and Investments. In order to grow our core strategic offerings and to enter related markets, we have acquired and invested in businesses and will continue to consider additional acquisitions and investments.
On January 2, 2025, we acquired an 85% interest in Retina Consultants of America (“RCA”) for $4,042.0 million in cash, $694.4 million of contingent consideration related to equity units for certain RCA physicians and members of management that retained the remaining 15% interest in RCA, $545.7 million for the settlement of a net receivable resulting from a pre-existing commercial relationship between us and RCA, and $393.1 million for contingent consideration payable to the sellers associated with RCA’s achievement of certain predetermined business objectives in fiscal 2027 and fiscal 2028. We funded the cash purchase price through a combination of cash on hand and new debt financing. We believe the acquisition of RCA allows us to broaden our relationships with community providers and to build on our leadership in specialty pharmaceuticals within our U.S. Healthcare Solutions reportable segment.
•Divestitures. In order to ensure alignment with our growth priorities, we have divested certain non-core businesses and may, from time to time, consider additional divestitures.
•Other Businesses. Other, which is not considered a reportable segment, consists of businesses for which we have begun to explore strategic alternatives and includes MWI Animal Health, Profarma, U.S. Consulting Services, and certain components of PharmaLex.
Operations
Operating Structure
We are organized geographically based upon the products and services we provide to our customers. Our operations are comprised of two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.
U.S. Healthcare Solutions Segment
The U.S. Healthcare Solutions reportable segment distributes a comprehensive offering of brand-name, specialty brand-name and generic pharmaceuticals, over-the-counter healthcare products, home healthcare supplies and equipment, and related services to a wide variety of healthcare providers, including acute care hospitals and health systems, independent and chain retail pharmacies, mail order pharmacies, medical clinics, long-term care and alternate site pharmacies, and other customers. The U.S. Healthcare Solutions reportable segment also provides pharmaceutical distribution (including plasma and other blood products, injectable pharmaceuticals, vaccines, and other specialty pharmaceutical products) and additional services to physicians who specialize in a variety of disease states, especially oncology and retina, and to other healthcare providers, including hospitals, retinal practices, and dialysis clinics. The U.S. Healthcare Solutions reportable segment also provides pharmacy management, staffing and additional consulting services, and supply management software to a variety of retail and institutional healthcare providers. Additionally, it delivers packaging solutions to institutional and retail healthcare providers.
International Healthcare Solutions Segment
The International Healthcare Solutions reportable segment consists of businesses that focus on international pharmaceutical wholesale and related service operations and global commercialization services. The International Healthcare Solutions reportable segment distributes pharmaceuticals, other healthcare products, and related services to healthcare providers, including pharmacies, doctors, health centers and hospitals primarily in Europe. It is a leading global specialty transportation and logistics provider for the biopharmaceutical industry. It also is a provider of specialized services, including regulatory affairs, market access, pharmacovigilance, development consulting and scientific affairs, and quality management and compliance, for the life sciences industry. In Canada, the business drives innovative partnerships with manufacturers, providers, and pharmacies to improve product access and efficiency throughout the healthcare supply chain.
Other
Other, which is not considered a reportable segment, consists of businesses for which we have begun to explore strategic alternatives and includes our animal health business, our less-than-wholly-owned Brazil full-line distribution business, and certain consulting services businesses. The animal health business sells pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, and various other products to customers in both the companion animal and production animal markets. It also offers demand-creating sales force services to manufacturers. The consulting services businesses provide reimbursement services that assist pharmaceutical companies in supporting access to branded drugs, contract field staffing, patient assistance and copay assistance programs, adherence programs, and other market access programs to pharmaceutical companies.
Sales and Marketing
The majority of U.S. Healthcare Solutions’ sales force is led nationally, with geographic focus and specialized by either healthcare provider type or size. Customer service representatives are centralized to respond to customer needs in a timely and effective manner. U.S. Healthcare Solutions also has support professionals focused on its various technologies and service offerings. U.S. Healthcare Solutions’ sales teams also serve national account customers through close coordination with local distribution centers and ensure that our customers are receiving service offerings that meet their needs. Our International Healthcare Solutions’ businesses each have independent sales forces that specialize in their respective product and service offerings. In addition, we have an enterprise-wide marketing team that coordinates branding and all other marketing activities across the Company.
Customers
We have a diverse customer base that includes institutional and retail healthcare providers as well as pharmaceutical manufacturers. Institutional healthcare providers include acute care hospitals, health systems, mail order pharmacies, long-term care and other alternate care pharmacies, providers of pharmacy services to such facilities, physicians, and physician group practices. Retail healthcare providers include national and regional retail drugstore chains, independent community pharmacies, pharmacy departments of supermarkets and mass merchandisers, and veterinarians. We are typically the primary source of supply for our healthcare provider customers. Our manufacturer customers include branded, generic, and biotechnology manufacturers of prescription pharmaceuticals, as well as over-the-counter product and health and beauty aid manufacturers. In addition, we offer a broad range of value-added solutions designed to enhance the operating efficiencies and competitive positions of our customers, thereby allowing them to improve the delivery of healthcare to patients and consumers.
We continually seek to strengthen our existing customer relationships and seek new customers to enhance our revenues, results of operations, financial position, and cash flows. Our top 10 customers, including governmental agencies and group purchasing organizations (“GPO”), represented approximately 66% of revenue in fiscal 2025. In fiscal 2025, Walgreens and Boots together accounted for approximately 25% of revenue and Evernorth Health Services accounted for approximately 13% of revenue. The loss of any key customer or GPO relationship could adversely affect future revenue and results of operations. Additionally, from time to time, key contracts may be terminated in accordance with their terms or extended, renewed, or replaced prior to their expiration dates. If those contracts are not renewed, or are extended, renewed, or replaced at less favorable terms, they may negatively impact our revenue, results of operations, financial position, and cash flows.
Suppliers
We obtain pharmaceutical and other products from manufacturers, none of which accounted for 10% or more of our purchases in fiscal 2025. The loss of a supplier could adversely affect our business if alternate sources of supply are unavailable since we are committed to be the primary source of pharmaceutical products for a majority of our customers. We believe that our relationships with our suppliers are generally good. The 10 largest suppliers in fiscal 2025 accounted for approximately 57% of our purchases.
Information Systems
The U.S. Healthcare Solutions operating segment’s distribution facilities in the U.S. primarily operate under a single enterprise resource planning (“ERP”) system. U.S. Healthcare Solutions’ ERP system provides for, among other things, electronic order entry by customers, invoice preparation and purchasing, and inventory tracking. Our International Healthcare Solutions operating segment operates under various operating systems. We continue to make investments to enhance and upgrade the operating systems utilized by our International Healthcare Solutions operating segments, including, but not limited to, Alliance Healthcare. We also continue to invest in cybersecurity capabilities as a key priority to improve and enhance our cyber resiliency.
Additionally, we continue to improve our entity-wide infrastructure environment to drive efficiency, capabilities, and speed to market, and we are seeking to use AI to improve our business operations, financial position, and results of operations.
To comply with pedigree and other supply chain custody requirements, we have made significant investments in our secure supply chain information systems (see Item 1A. Risk Factors - Increasing governmental efforts to regulate the pharmaceutical supply chain may increase our costs and reduce our profitability). We will continue to invest in advanced information systems and automated warehouse technology.

U.S. Healthcare Solutions has made significant investments in its electronic ordering systems. U.S. Healthcare Solutions’ systems are intended to strengthen customer relationships by helping customers to reduce operating costs, and by providing them a platform for various basic and value-added services, including product demand data, inventory replenishment, single-source billing, third-party claims processing, real-time price and incentive updates, and price labels.
U.S. Healthcare Solutions processes a substantial portion of its purchase orders, invoices, and payments electronically, and it continues to make substantial investments to expand its electronic interface with its suppliers. U.S. Healthcare Solutions has warehouse operating systems, which are used to manage the majority of its transactional volume. The warehouse operating systems have improved U.S. Healthcare Solutions’ productivity and operating leverage.
Competition
We operate in a highly competitive global environment in the distribution of pharmaceuticals and related healthcare services. Our largest competitors are McKesson Corporation (“McKesson”), Cardinal Health, Inc. (“Cardinal”), and UPS Logistics, among others. Our U.S. human health distribution businesses compete with both McKesson and Cardinal, as well as national generic distributors and regional distributors within pharmaceutical distribution. In addition, we compete with manufacturers who sell directly to customers, chain drugstores who manage their own warehousing, specialty distributors, and packaging and healthcare technology companies. Alliance Healthcare, MWI Animal Health, World Courier, and our consulting businesses also face competition from a variety of entities. In all areas, competitive factors include price, product offerings, value-added service programs, service and delivery, credit terms, and customer support.
Intellectual Property
We use a number of trademarks and service marks. All of the principal trademarks and service marks used in the course of our business have been registered in the U.S. and, in some cases, in foreign jurisdictions, or are the subject of pending applications for registration.
We have developed or acquired various proprietary products, processes, software, and other intellectual property that are used either to facilitate the conduct of our business or that are made available as products or services to customers. We generally seek to protect such intellectual property through a combination of trade secret, patent and copyright laws, and through confidentiality and other contractually imposed protections.
We hold patents and have patent applications pending that relate to certain of our products, particularly our automated pharmacy dispensing equipment, our medication and supply dispensing equipment, certain warehousing equipment, and some of our proprietary packaging solutions. We seek patent protection for our proprietary intellectual property from time to time as appropriate.
Although we believe that our patents or other proprietary products and processes do not infringe upon the intellectual property rights of any third parties, third parties may assert infringement claims against us from time to time.
Human Capital Resources
We believe our success in the global marketplace depends on our ability to attract and retain a talented and skilled workforce. We aspire to accelerate business results by fostering a dynamic workplace, with the aim of supporting employees to perform at their full potential, contribute to our success, and pursue opportunities for professional development and career advancement.
Workforce
As of September 30, 2025, we had more than 51,000 employees globally, of which approximately 47,000 were full-time employees and approximately 41% were U.S.-based employees.
As of September 30, 2025, approximately 24% of our global employees were covered by collective bargaining agreements, nearly all of whom were employees located outside of the U.S.
Investment in Team Members and Culture
We consider talent attraction, retention, and development opportunities to be key drivers in pursuit of our strategic priorities. We support employee growth and advancement by offering a variety of benefits to eligible employees including:
•Leadership and professional development programs and resources;
•Leadership and executive coaching;

•Tuition reimbursement;
•Opportunities to volunteer and participate in mentorship and support programs, such as our employee resource groups, which celebrate the shared backgrounds and experiences of our team members and aim to strengthen our intersecting communities inside and outside of Cencora;
•Recognition opportunities for excellence, such as our True Blue team member recognition program; and
•Personalized learning and skill-building programs offered through our global learning experience platform.
Our goal is to provide our team members with pathways for career development, access to programs and benefits that are designed to promote fuller, healthier lives and opportunities to meaningfully participate in their respective communities. Our talent development programs are designed to help provide a supportive and engaging work environment where team members can excel. Additionally, the Cencora Team Assistance Fund exists to help employees who are experiencing extreme financial hardship due to a catastrophic event outside of their control.
We are focused on helping our team members create healthier futures for themselves and their families, including by offering competitive and comprehensive compensation and benefits packages tailored to the specific needs of our employee populations in the various countries where we have operations.
Recognizing the importance of investing in the health and wellness of our team members, our comprehensive benefits packages attempt to address the physical, emotional, financial, and social dimensions of wellness. Our offerings, which vary in the different geographic locations of our workforce, include (i) health and insurance benefits; (ii) paid time off; (iii) flexible work arrangements based on role; (iv) retirement and employee stock purchase plans; (v) paid parental and caregiver leave programs; and (vi) back-up child and elder care. We believe that these programs are important in supporting our team members’ overall well-being and professional growth.
Importantly, we continue to make meaningful investments in supporting and building our talent and enhancing our culture. We conduct annual, Company-wide surveys to gauge employee satisfaction and identify areas in which we can enhance and improve employee experience. Employee surveys allow employee voices to be heard and are valuable in shaping our Company’s culture.
Team Member Safety
We strive to make our workplaces safe for all team members. In addition to utilizing a peer-to-peer safety program, we regularly convene Company leaders to review and evaluate safety data and issue operational excellence scorecards. Distribution center team members receive training on proper safety procedures and incentive opportunities, with safety performance tracked and shared across the organization.
Government Regulation
We are subject to, and affected by, a variety of laws, regulations, and policies from many countries, including extensive oversight by U.S., United Kingdom (“U.K.”) and European Union (“EU”) governmental entities.
The U.S. Drug Enforcement Administration (“DEA”), the U.S. Food and Drug Administration (“FDA”), the U.S. Department of Justice, and various other federal and state authorities regulate the purchase, storage, and/or distribution of pharmaceutical products, including controlled substances. Wholesale distributors of controlled substances must hold valid DEA licenses, meet various security and operating standards, and comply with regulations governing the sale, marketing, packaging, holding, and distribution of controlled substances.
We and our customers are subject to fraud and abuse laws, including the federal anti-kickback statute and the False Claims Act. The anti-kickback statute prohibits persons from soliciting, offering, receiving, or paying any remuneration in order to induce the purchasing, leasing, or ordering, or arrange for or recommend purchasing, leasing, or ordering items or services that are in any way paid for by Medicare, Medicaid, or other federal healthcare programs. The False Claims Act prohibits knowingly submitting, or causing the submission, of false or fraudulent claims for payment to the government and authorizes treble damages and substantial civil penalties in the case of violations. The fraud and abuse laws and regulations are broad in scope and are subject to frequent and varied interpretation.
In recent years, some states have passed or proposed laws and regulations that are intended to protect the safety of the pharmaceutical supply chain. These laws and regulations are designed to prevent the introduction of counterfeit, diverted, adulterated, or mislabeled pharmaceuticals into the distribution system. At the federal level, the supply chain security legislation known as the Drug Quality and Security Act (“DQSA”) became law in 2013. Title II of the DQSA, known as the Drug Supply Chain Security Act (“DSCSA”), establishes federal traceability standards requiring drugs to be labeled and tracked at the lot level, preempts state drug pedigree requirements, and requires all supply-chain stakeholders to participate in an electronic, interoperable prescription drug traceability system. The DSCSA also establishes requirements for drug wholesale distributors and third-party logistics providers, including licensing requirements applicable in states that had not previously licensed third-party logistics providers. The FDA issued a proposed rule on February 4, 2022, which, when finalized, will establish national standards for the licensure of wholesale drug distributors and third-party logistics providers. The standards, terms, and conditions established for licensure under this regulation would be applicable to both federal and state licenses. There can be no assurance that we are fully compliant with DQSA and DSCSA requirements, or with additional related state regulatory and licensing requirements, and any failure to comply may result in suspension or delay of certain operations and additional costs to bring our operations into compliance. These and other requirements will continue to increase the cost of our operations.
The regulation of public and private health insurance and benefit programs can also affect our business, and scrutiny of the healthcare delivery and reimbursement systems in the U.S., including those related to the importation and reimportation of certain drugs from foreign markets, can be expected to continue at both the state and federal levels. This process may result in additional legislation and/or regulation governing the production, delivery, or pricing of pharmaceutical products and other healthcare services. In addition, changes in the interpretations of existing regulations may result in significant additional compliance costs or the discontinuation of our ability to continue to operate certain of our distribution centers, which may have a material adverse effect on our financial condition and results of operations.
Any future reductions in Medicare or Medicaid reimbursement rates could negatively impact our customers’ businesses and their ability to continue to purchase drugs from us. We cannot predict what additional initiatives, if any, will be adopted, when they may be adopted, or what impact they may have on us.
We are subject to various federal, state, and local environmental laws, including with respect to the sale, transportation, storage, handling, and disposal of hazardous or potentially hazardous substances, as well as laws relating to safe working conditions and laboratory practices.
The costs, burdens, and/or impacts of complying with federal and state regulations could be significant and the failure to comply with any such legal requirements could have a significant impact on our financial position, results of operations, and cash flows.
See “Risk Factors” for a discussion of additional legal and regulatory developments, as well as potential enforcement actions or other litigation that could arise out of our failure to adequately comply with applicable laws and regulations that may negatively affect our financial position, results of operations, and cash flows.
Data Privacy and Security Regulation
Our businesses, depending upon their operations and locations, may be subject to foreign, federal, and local privacy and security laws, regulations, and directives concerning the collection, use, analysis, retention, storage, protection, transfer, disclosure, and/or disposal of personal data including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended by the final regulations promulgated pursuant to the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) found in the American Recovery and Reinvestment Act of 2009 (collectively, “HIPAA”), the EU General Data Protection Regulation (“GDPR”), the U.K. GDPR, the Personal Information Protection and Electronic Documents Act of 2000 (“PIPEDA”), U.S. state, U.S. city, and Canadian provincial privacy, consumer protection, cybersecurity, AI, and breach notification laws, regulations, and directives, and equivalent foreign laws. These laws, regulations and directives impose complex, inconsistent, stringent, and evolving privacy and security standards and potentially significant liability, including criminal and civil penalties for noncompliance. We have a global privacy compliance program to facilitate our ongoing efforts to comply with these laws, regulations, and directives. There is also an emerging trend of governmental entities proposing and providing regulatory guidance related to AI, including generative AI. If we or our third-party providers are restricted from using AI as a result of any regulatory views, laws or other measures, it could impact our operations, increase our compliance expense and burden, and cause us to incur costs to replace or modify our use of AI.
Available Information
The Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to such reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act, are filed with the SEC. Such reports and other information filed or furnished by the Company with the SEC are available free of charge through our website at investor.cencora.com after we electronically file with or furnish them to the SEC and may also be viewed using the SEC’s website at www.sec.gov.

The Company periodically provides certain information for investors on its corporate website, www.cencora.com, and its investor relations website, investor.cencora.com. This includes press releases and other information about financial performance, information on corporate responsibility matters, and details related to the Company’s annual meeting of stockholders. The information contained on the websites referenced in this Annual Report on Form 10-K is not incorporated by reference into this filing. Further, the Company’s references to website URLs are intended to be inactive textual references only.
PART II
ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) includes the following: an overview that provides a summary of our segments and highlights from fiscal 2025; a more detailed analysis of our results of operations; our capital resources and liquidity, which discusses key aspects of our statements of cash flows, changes in our balance sheets and our financial commitments; and a summary of our critical accounting estimates that involve a significant level of estimation uncertainty. Our MD&A should be read in conjunction with the Consolidated Financial Statements and notes thereto contained herein.
Our MD&A focuses on discussion of year-over-year comparisons between fiscal 2025 and fiscal 2024 and year-over-year comparisons between fiscal 2024 and fiscal 2023.
The following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ from those referred to herein due to a number of factors, including but not limited to risks described in Item 1A, Risk Factors, in this Annual Report on Form 10-K.
Overview
We are one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. We deliver innovative programs and services designed to increase the effectiveness and efficiency of the pharmaceutical supply chain in both human and animal health.
We are organized geographically based upon the products and services we provide to our customers, and we report our results under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.
U.S. Healthcare Solutions Segment
The U.S. Healthcare Solutions reportable segment distributes a comprehensive offering of brand-name, specialty brand-name and generic pharmaceuticals, over-the-counter healthcare products, home healthcare supplies and equipment, and related services to a wide variety of healthcare providers, including acute care hospitals and health systems, independent and chain retail pharmacies, mail order pharmacies, medical clinics, long-term care and alternate site pharmacies, and other customers. The U.S. Healthcare Solutions reportable segment also provides pharmaceutical distribution (including plasma and other blood products, injectable pharmaceuticals, vaccines, and other specialty pharmaceutical products) and additional services to physicians who specialize in a variety of disease states, especially oncology and retina, and to other healthcare providers, including hospitals, specialty retinal practices, and dialysis clinics. The U.S. Healthcare Solutions reportable segment also provides pharmacy management, staffing and additional consulting services, and supply management software to a variety of retail and institutional healthcare providers. Additionally, it delivers packaging solutions to institutional and retail healthcare providers.
International Healthcare Solutions Segment
The International Healthcare Solutions reportable segment consists of businesses that focus on international pharmaceutical wholesale and related service operations and global commercialization services. The International Healthcare Solutions reportable segment distributes pharmaceuticals and other healthcare products and provides related services to healthcare providers, including pharmacies, doctors, health centers and hospitals primarily in Europe. It is a leading global specialty transportation and logistics provider for the biopharmaceutical industry. It is also a provider of specialized services, including regulatory affairs, market access, pharmacovigilance, development consulting and scientific affairs, and quality management and compliance, for the life sciences industry. In Canada, the business drives innovative partnerships with manufacturers, providers, and pharmacies to improve product access and efficiency throughout the healthcare supply chain.
Other
Other, which is not considered a reportable segment, consists of businesses for which we have begun to explore strategic alternatives and includes our animal health business, our less-than-wholly-owned Brazil full-line distribution business, and certain consulting services businesses. The animal health business sells pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, and various other products to customers in both the companion animal and production animal markets. It also offers demand-creating sales force services to manufacturers. The consulting services businesses provide reimbursement services that assist pharmaceutical companies in supporting access to branded drugs, contract field staffing, patient assistance and copay assistance programs, adherence programs, and other market access programs to pharmaceutical companies.
Executive Summary
This executive summary provides highlights from the results of operations that follow:
•Revenue increased by $27.4 billion, or 9.3%, from the prior fiscal year primarily due to growth in both reportable segments. The U.S. Healthcare Solutions segment grew its revenue by $25.3 billion, or 9.8%, from the prior fiscal year due to overall market growth largely driven by unit volume growth, including increased sales of specialty products to health systems and physician practices and increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class of $7.7 billion, or 26.9%. International Healthcare Solutions’ revenue increased by $1.6 billion, or 6.0%, from the prior fiscal year. Revenue in Other increased by $0.4 billion, or 5.4%.
•Gross profit increased by $1,568.5 million, or 15.8%, from the prior fiscal year primarily due to the increase in gross profit in the U.S. Healthcare Solutions reportable segment and larger gains from antitrust litigation settlements. U.S. Healthcare Solutions’ gross profit increased by $1,472.8 million, or 26.6%, from the prior fiscal year primarily due to increased sales and the January 2025 acquisition of RCA. Gross profit in International Healthcare Solutions decreased $18.6 million, or 0.6%, from the prior fiscal year. Gross profit in Other increased by $22.7 million, or 1.8%, from the prior fiscal year.
•Total operating expenses increased by $1,115.2 million, or 14.4%, from the prior fiscal year primarily due to the January 2025 acquisition of RCA, a larger goodwill impairment in fiscal 2025, and an increase in acquisition-related deal and integration expenses, offset in part by a decrease in litigation and opioid-related expenses in the current fiscal year.
•Total segment operating income increased by $574.7 million, or 15.8%, from the prior fiscal year. U.S. Healthcare Solutions’ operating income increased by $630.9 million, or 23.8%, from prior fiscal year in part due to the January 2025 acquisition of RCA. International Healthcare Solutions’ operating income decreased by $68.9 million, or 10.5%, from the prior fiscal year. Operating income in Other increased by $12.6 million, or 3.7%, from the prior fiscal year.
•Our effective tax rates were 30.6% and 24.2% in fiscal 2025 and 2024, respectively. Our effective tax rate in fiscal 2025 was higher than the U.S. statutory rate primarily due to the impairments of PharmaLex goodwill and an equity investment, which are largely not deductible for income tax purposes, U.S. state income taxes, and an increase in the amount of unrecognized tax benefits, offset in part by the benefit of income taxed at rates lower than the U.S. statutory rate.

Results of Operations
Fiscal 2025 compared to Fiscal 2024
Revenue

	Fiscal Year Ended September 30,
(dollars in thousands)	2025	2024	Change
U.S. Healthcare Solutions	$284,963,849	$259,634,890	9.8%
International Healthcare Solutions
Alliance Healthcare	24,394,833	23,061,721	5.8%
Other Healthcare Solutions	3,934,610	3,674,590	7.1%
Total International Solutions	28,329,443	26,736,311	6.0%
Other
Animal Health	5,694,517	5,365,518	6.1%
Other non-strategic businesses	2,463,316	2,373,762	3.8%
Total Other	8,157,833	7,739,280	5.4%
Intersegment eliminations	(118,306)	(151,882)
Revenue	$321,332,819	$293,958,599	9.3%
Our future revenue growth will continue to be affected by various factors, such as industry growth trends, including drug utilization (e.g., products labeled for diabetes and/or weight loss in the GLP-1 class), the introduction of new, innovative brand therapies and vaccines, the likely increase in the number of generic drugs and biosimilars that will be available over the next few years as a result of the expiration of certain drug patents held by brand-name pharmaceutical manufacturers and the rate of conversion from brand products to those generic drugs and biosimilars, price inflation and price deflation, general economic conditions in the United States and Europe, currency exchange rates, competition within the industry, customer consolidation, changes in pharmaceutical manufacturer pricing and distribution policies and practices, increased downward pressure on government and other third-party reimbursement rates to our customers, and changes in government rules and regulations.
Revenue increased by $27.4 billion, or 9.3%, from the prior fiscal year primarily due to growth in both reportable segments.
The U.S. Healthcare Solutions segment grew its revenue by $25.3 billion, or 9.8%, from the prior fiscal year primarily due to overall market growth largely driven by unit volume growth, including increased sales of specialty products to health systems and physician practices and increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class of $7.7 billion, or 26.9%. Sales, including GLP-1 products, to our two largest customers increased by $6.2 billion from the prior fiscal year.
International Healthcare Solutions’ revenue increased by $1.6 billion, or 6.0%, from the prior fiscal year primarily due to increased sales at our European distribution business of $1.3 billion.
Revenue in Other increased $0.4 billion, or 5.4%, primarily due to increased sales at our animal health business of $0.3 billion.
A number of our contracts with customers, including group purchasing organizations, are typically subject to expiration each year. We may lose a key customer if an existing contract with such customer expires without being extended, renewed, or replaced. As previously disclosed, we received notice of non-renewal from an oncology customer, and in June 2025, our sales contract with that customer was terminated. Over the next twelve months, there are no key contracts scheduled to expire. Additionally, from time to time, key contracts may be terminated in accordance with their terms or extended, renewed, or replaced prior to their expiration dates. If those contracts are extended, renewed, or replaced at less favorable terms, they may also negatively impact our revenue, results of operations, and cash flows.

Gross Profit

	Fiscal Year Ended September 30,
(dollars in thousands)	2025	2024	Change
U.S. Healthcare Solutions	$7,007,353	$5,534,595	26.6%
International Healthcare Solutions	2,957,610	2,976,222	(0.6)%
Other	1,255,905	1,233,185	1.8%
Intersegment eliminations	(6,006)	(2,958)
Gains from antitrust litigation settlements	236,372	170,904
LIFO credit	76,876	52,168
Türkiye highly inflationary impact	(49,571)	(54,087)
Gross profit	$11,478,539	$9,910,029	15.8%
Gross profit increased by $1,568.5 million, or 15.8%, from the prior fiscal year primarily due to the increase in gross profit in the U.S. Healthcare Solutions reportable segment and larger gains from antitrust litigation settlements.
U.S. Healthcare Solutions’ gross profit increased by $1,472.8 million, or 26.6%, from the prior fiscal year primarily due to increased sales and the January 2025 acquisition of RCA. As a percentage of revenue, U.S. Healthcare Solutions’ gross profit margin of 2.46% in the current fiscal year increased 33 basis points compared to the prior fiscal year primarily due to the January 2025 acquisition of RCA, offset in part by higher sales of GLP-1 products, which have lower gross profit margins, and lower sales of COVID vaccines, which have higher gross profit margins.
Gross profit in International Healthcare Solutions decreased $18.6 million, or 0.6%, from the prior fiscal year primarily due to the decline in gross profit at our global specialty logistics business and our specialized consulting services business, offset in part by an increase in gross profit at our European distribution business.
Gross profit in Other increased $22.7 million, or 1.8%, from the prior fiscal year.
We recognized gains from antitrust litigation settlements with pharmaceutical manufacturers of $236.4 million and $170.9 million in fiscal 2025 and 2024, respectively. The gains were recorded as reductions to Cost of Goods Sold (see Note 13 of the Notes to Consolidated Financial Statements).
Our cost of goods sold includes a last-in, first-out (“LIFO”) provision that is affected by manufacturer pricing practices, which may be impacted by market and other external influences, changes in inventory quantities, and product mix, many of which are difficult to predict. Changes to any of the above factors may have a material impact on our annual LIFO provision. The LIFO credit in fiscal 2025 was higher than the LIFO credit in fiscal 2024 primarily due to higher generic pharmaceutical deflation, offset in part by slightly higher brand pharmaceutical inflation.
We recognized expenses in Cost of Goods Sold of $49.6 million and $54.1 million in fiscal 2025 and 2024, respectively, related to the impact of Türkiye highly inflationary accounting driven by the continued weakening of the Turkish Lira.
Operating Expenses

	Fiscal Year Ended September 30,
(dollars in thousands)	2025	2024	Change
Distribution, selling, and administrative	$6,493,842	$5,661,106	14.7%
Depreciation and amortization	1,051,075	1,091,974	(3.7)%
Litigation and opioid-related expenses, net	60,671	227,070
Acquisition-related deal and integration expenses	291,044	103,001
Restructuring and other expenses	229,422	233,629
Goodwill impairment	723,884	418,000
Total operating expenses	$8,849,938	$7,734,780	14.4%
Distribution, selling, and administrative expenses increased by $832.7 million, or 14.7%, from the prior fiscal year primarily due to the January 2025 acquisition of RCA and to support our revenue growth. As a percentage of revenue, distribution, selling, and administrative expenses were 2.02% in the current fiscal year and represent an increase of 9 basis points compared to the prior fiscal year primarily due to the January 2025 acquisition of RCA, offset in part by our improved operating leverage from our 9.3% revenue growth from the prior fiscal year.
Depreciation expense increased by 15.3% from the prior fiscal year. Amortization expense decreased by 16.1% from the prior fiscal year due to certain tradenames becoming fully amortized in connection with our company name change to Cencora and the gradual transition away from other tradenames used, which were acquired through prior acquisitions.
Litigation and opioid-related expenses, net in fiscal 2025 included legal fees in connection with opioid lawsuits and investigations.
Litigation and opioid-related expenses, net in fiscal 2024 included a $214.0 million litigation expense accrual for litigation related to the distribution of prescription opioid medications, a $49.1 million litigation expense accrual related to our animal health business (see Note 12 of the Notes to Consolidated Financial Statements) and $56.1 million of legal fees in connection with opioid lawsuits and investigations, offset in part by a net $92.2 million opioid litigation settlement accrual reduction primarily as a result of our prepayment of the net present value of a future obligation as permitted under our opioid settlement agreements.
Acquisition-related deal and integration expenses in fiscal 2025 primarily included costs related to the acquisition of RCA, including expenses related to equity units retained by RCA physicians and members of management of $121.7 million and $19.6 million related to the remeasurement of the fair value of contingent consideration associated with the RCA acquisition (see Note 2 of the Notes to Consolidated Financial Statements), and the continued integration of PharmaLex. Acquisition-related deal and integration expenses in fiscal 2024 primarily related to the integration of Alliance Healthcare and PharmaLex.
Restructuring and other expenses are comprised of the following:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024
Restructuring and employee severance costs	$101,562	$69,968
Business transformation efforts	122,286	130,069
Other, net	5,574	33,592
Total restructuring and other expenses	$229,422	$233,629
Restructuring and employee severance costs in fiscal 2025 primarily included expenses incurred related to workforce reductions. Restructuring and employee severance costs in fiscal 2024 primarily included expenses incurred related to facility closures in connection with our office optimization plan and workforce reductions.
Business transformation efforts in fiscal 2025 and 2024 included rebranding costs associated with our name change to Cencora and non-recurring expenses related to significant strategic initiatives to improve operational efficiency, including certain technology initiatives. The majority of these costs related to services provided by third-party consultants.
In fiscal 2024, we experienced a cybersecurity event where data from our information systems was exfiltrated. In connection with this event, we incurred costs that were recorded in Other, net in the above table. The majority of the costs included in Other, net in fiscal 2024 related to this cybersecurity event.
We recorded goodwill impairments of $723.9 million and $418.0 million related to PharmaLex in fiscal 2025 and 2024, respectively (see Note 5 of the Notes to Consolidated Financial Statements).

Operating Income

	Fiscal Year Ended September 30,
(dollars in thousands)	2025	2024	Change
U.S. Healthcare Solutions	$3,283,433	$2,652,540	23.8%
International Healthcare Solutions	587,805	656,663	(10.5)%
Other	351,713	339,083	3.7%
Intersegment eliminations	22	(30)
Total segment operating income	4,222,973	3,648,256	15.8%

Gains from antitrust litigation settlements	236,372	170,904
LIFO credit	76,876	52,168
Türkiye highly inflationary impact	(49,571)	(54,087)
Acquisition-related intangibles amortization	(553,028)	(660,292)
Litigation and opioid-related credit	(60,671)	(227,070)
Acquisition-related deal and integration expenses	(291,044)	(103,001)
Restructuring and other expenses	(229,422)	(233,629)
Goodwill impairment	(723,884)	(418,000)
Operating income	$2,628,601	$2,175,249	20.8%
U.S. Healthcare Solutions’ operating income increased $630.9 million, or 23.8%, from the prior fiscal year primarily due to the increase in gross profit, as noted above, and was offset in part by the increase in operating expenses. As a percentage of revenue, U.S. Healthcare Solutions operating income margin was 1.15% and represents a 13-basis point increase from the prior fiscal year due to the increase in gross profit margin, as described above in the Gross Profit section, offset in part by the increase in the operating expense margin.
International Healthcare Solutions’ operating income decreased by $68.9 million, or 10.5%, from the prior fiscal year. The decrease was primarily due to lower operating income at our global specialty logistics business and our specialized consulting services business.
Operating income in Other increased $12.6 million, or 3.7%, from the prior fiscal year.
Other Loss (Income), Net
Other loss (income), net includes a $113.5 million impairment of an equity investment that was made in fiscal 2021 and a $35.5 million loss on the divestiture of non-core businesses, offset in part by our portion of an equity method investment’s gain on the sale of a business of $39.7 million and a $14.1 million gain on the remeasurement of an equity investment in fiscal 2025.
Interest Expense, Net
Interest expense, net and the respective weighted average interest rates are as follows:

	Fiscal Year Ended September 30,
	2025		2024
(dollars in thousands)	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Interest expense	$419,753	4.30%	$248,682	3.91%
Interest income	(128,205)	5.26%	(91,691)	5.41%
Interest expense, net	$291,548		$156,991
Interest expense, net increased $134.6 million, or 85.7%, from the prior fiscal year due to the increase in interest expense, offset in part by an increase in interest income. The increase in interest expense was primarily due to the issuance of our $1.8 billion of senior notes in December 2024 and the $1.5 billion variable-rate term loan, which we borrowed in January 2025 to finance a portion of the RCA acquisition, increased revolving credit facility borrowings to cover short-term working capital needs, and the May 2025 issuance of our €1.0 billion of senior notes, offset in part by the repayment of our $500 million of senior notes that matured in March 2025. The increase in interest income was driven by higher average investment cash balances in fiscal 2025 in comparison to fiscal 2024.
Income Tax Expense
    Our effective tax rates were 30.6% and 24.2% in fiscal 2025 and 2024, respectively. Our effective tax rate in fiscal 2025 was higher than the U.S. statutory rate primarily due to the impairments of PharmaLex goodwill and an equity investment, which are largely not deductible for income tax purposes, U.S. state income taxes, and an increase in the amount of unrecognized tax benefits, offset in part by the benefit of income taxed at rates lower than the U.S. statutory rate. Our effective tax rate in fiscal 2024 was higher than the U.S. statutory rate primarily due to the PharmaLex goodwill impairment, which was largely not deductible for income tax purposes, and U.S. state income taxes, offset in part by the discrete tax benefits associated with foreign valuation allowance adjustments and the benefit of non-U.S. income taxed at rates lower than the U.S. statutory rate.
Results of Operations
Fiscal 2024 compared to Fiscal 2023
Revenue

	Fiscal Year Ended September 30,
(dollars in thousands)	2024	2023	Change
U.S. Healthcare Solutions	$259,634,890	$229,279,714	13.2%
International Healthcare Solutions
Alliance Healthcare	23,061,721	22,349,278	3.2%
Other Healthcare Solutions	3,674,590	3,305,273	11.2%
Total International Solutions	26,736,311	25,654,551	4.2%
Other
Animal Health	5,365,518	5,042,549	6.4%
Other non-strategic businesses	2,373,762	2,318,599	2.4%
Total Other	7,739,280	7,361,148	5.1%
Intersegment eliminations	(151,882)	(122,002)
Revenue	$293,958,599	$262,173,411	12.1%
Revenue increased by $31.8 billion, or 12.1%, from fiscal 2023 primarily due to growth in the U.S. Healthcare Solutions segment.
The U.S. Healthcare Solutions segment grew its revenue by $30.4 billion, or 13.2%, from fiscal 2023 due to overall market growth primarily driven by unit volume growth, including increased sales of $8.6 billion, or 43.4%, of products labeled for diabetes and/or weight loss in the GLP-1 class, increased sales of specialty products to physician practices and health systems, and increased sales of COVID-19 therapies and vaccines. Sales, including GLP-1 products and COVID-19 vaccines, to our two largest customers increased by $11.3 billion from fiscal 2023.
International Healthcare Solutions' revenue increased by $1.1 billion, or 4.2%, from fiscal 2023 primarily due to increased sales of $0.7 billion at our European distribution business and increased sales of $0.4 billion at our Canadian business.
Revenue in Other increased $0.4 billion, or 5.1%, primarily due to increased sales at our animal health business of $0.3 billion.

Gross Profit

	Fiscal Year Ended September 30,
(dollars in thousands)	2024	2023	Change
U.S. Healthcare Solutions	$5,534,595	$4,958,089	11.6%
International Healthcare Solutions	2,976,222	2,889,111	3.0%
Other	1,233,185	1,164,771	5.9%
Intersegment eliminations	(2,958)	(8)
Gains from antitrust litigation settlements	170,904	239,092
LIFO credit (expense)	52,168	(204,595)
Türkiye highly inflationary impact	(54,087)	(86,967)
Gross profit	$9,910,029	$8,959,493	10.6%
Gross profit increased by $950.5 million, or 10.6%, from fiscal 2023 primarily due to the increases in gross profit in both reportable segments and a LIFO credit in fiscal 2024 in comparison to LIFO expense in fiscal 2023, offset in part by lower gains from antitrust litigation settlements.
U.S. Healthcare Solutions gross profit increased by $576.5 million, or 11.6%, from fiscal 2023 primarily due to increased sales. As a percentage of revenue, U.S. Healthcare Solutions' gross profit margin of 2.13% in fiscal 2024 declined 3 basis points compared to fiscal 2023 primarily due to higher sales of GLP-1 products, which have lower gross profit margins, offset in part by increased sales of COVID-19 vaccines, which have higher gross profit margins.
Gross profit in International Healthcare Solutions increased by $87.1 million, or 3.0%, from fiscal 2023 due to growth at all of its businesses.
Gross profit in Other increased by $68.4 million, or 5.9%, from fiscal 2023.
We recognized gains from antitrust litigation settlements with pharmaceutical manufacturers of $170.9 million and $239.1 million in fiscal 2024 and 2023, respectively. The gains were recorded as reductions to Cost of Goods Sold (see Note 14 of the Notes to Consolidated Financial Statements).
The LIFO credit in fiscal 2024 in comparison to LIFO expense in the fiscal 2023 was primarily driven by lower brand pharmaceutical inflation largely due to manufacturer price decreases of wholesale acquisition costs of certain products.
We recognized expenses in Cost of Goods Sold of $54.1 million and $87.0 million in fiscal 2024 and 2023, respectively, related to the impact of Türkiye highly inflationary accounting driven by the continued weakening of the Turkish Lira.
Operating Expenses

	Fiscal Year Ended September 30,
(dollars in thousands)	2024	2023	Change
Distribution, selling, and administrative	$5,661,106	$5,309,984	6.6%
Depreciation and amortization	1,091,974	963,904	13.3%
Litigation and opioid-related expenses (credit), net	227,070	(24,693)
Acquisition-related deal and integration expenses	103,001	139,683
Restructuring and other expenses	233,629	229,884
Goodwill impairment	418,000	—
Total operating expenses	$7,734,780	$6,618,762	16.9%
Distribution, selling, and administrative expenses increased by $351.1 million, or 6.6%, from fiscal 2023. The increase from fiscal 2023 was primarily to support revenue growth. As a percentage of revenue, distribution, selling, and administrative expenses were 1.93% in fiscal 2024, which represented a decline of 10 basis points compared to fiscal 2023 as initiatives taken in fiscal 2023 improved operating efficiency across many of our businesses and administrative functions and the 12.1% revenue growth in the current fiscal year improved our operating leverage.
Depreciation expense increased 4.4% from fiscal 2023. Amortization expense increased 19.9% from fiscal 2023 primarily due to accelerated amortization expense, which we began recording in February 2023, in connection with the shortened useful lives of certain trade names resulting from our company name change and gradual transition away from other tradenames used, which were acquired through prior acquisitions.
Litigation and opioid-related expenses, net in fiscal 2024 included a $214.0 million litigation expense accrual for ongoing litigation related to the distribution of prescription opioid medications, a $49.1 million litigation expense accrual related to our animal health business (see Note 12 of the Notes to Consolidated Financial Statements) and $56.1 million of legal fees in connection with opioid lawsuits and investigations, offset in part by a net $92.2 million opioid litigation settlement accrual reduction primarily as a result of our prepayment of the net present value of a future obligation as permitted under our opioid settlement agreements.
Litigation and opioid-related credit, net in fiscal 2023 included the receipt of $83.4 million from the H.D. Smith opioid litigation indemnity escrow and was offset in part by $58.7 million of legal fees in connection with opioid lawsuits and investigations.
Acquisition-related deal and integration expenses in fiscal 2024 and 2023 primarily related to the continued integration of Alliance Healthcare and PharmaLex.
Restructuring and other expenses are comprised of the following:

	Fiscal Year Ended September 30,
(in thousands)	2024	2023
Restructuring and employee severance costs	$69,968	$105,220
Business transformation efforts	130,069	82,117
Other, net	33,592	42,547
Total restructuring and other expenses	$233,629	$229,884
Restructuring and employee severance costs in fiscal 2024 primarily included expenses incurred related to facility closures in connection with our office optimization plan and workforce reductions. Restructuring and employee severance costs in fiscal 2023 primarily included expenses incurred in connection with workforce reductions.
Business transformation efforts in fiscal 2024 and 2023 included rebranding costs associated with our name change to Cencora and non-recurring expenses related to significant strategic initiatives to improve operational efficiency, including certain technology initiatives. The majority of these costs related to services provided by third-party consultants.
In fiscal 2024, we experienced a cybersecurity event where data from our information systems was exfiltrated. In connection with this event, we incurred costs that were recorded in Other, net in the above table. The majority of the costs included in Other, net in fiscal 2024 related to this cybersecurity event.
In fiscal 2023, one of our foreign business units experienced a cybersecurity event that impacted a standalone legacy information technology platform in one country and the foreign business unit's ability to operate in that country for approximately two weeks. In connection with this event, we incurred costs to restore the foreign business unit's operations in that country, which were recorded in Other, net in the above table. The majority of the costs included in Other, net in fiscal 2023 related to this cybersecurity event.
We recorded a $418.0 million goodwill impairment related to PharmaLex in fiscal 2024.

Operating Income

	Fiscal Year Ended September 30,
(dollars in thousands)	2024	2023	Change
U.S. Healthcare Solutions	$2,652,540	$2,315,074	14.6%
International Healthcare Solutions	656,663	640,201	2.6%
Other	339,083	333,854	1.6%
Intersegment eliminations	(30)	(8)
Total segment operating income	3,648,256	3,289,121	10.9%

Gains from antitrust litigation settlements	170,904	239,092
LIFO credit (expense)	52,168	(204,595)
Türkiye highly inflationary impact	(54,087)	(86,967)
Acquisition-related intangibles amortization	(660,292)	(551,046)
Litigation and opioid-related (expenses) credit, net	(227,070)	24,693
Acquisition-related deal and integration expenses	(103,001)	(139,683)
Restructuring and other expenses	(233,629)	(229,884)
Goodwill impairment	(418,000)	—
Operating income	$2,175,249	$2,340,731	(7.1)%
U.S. Healthcare Solutions operating income increased $337.5 million, or 14.6%, from fiscal 2023 primarily due to the increase in gross profit, as noted above, and was offset in part by the increase in operating expenses. As a percentage of revenue, U.S. Healthcare Solutions operating income margin was 1.02%, an increase 1 basis point compared to fiscal 2023 as the decline in gross profit margin, as described above in the Gross Profit section, was offset in part by the decline in operating expense margin, as described above in the Operating Expense section.
International Healthcare Solutions' operating income increased by $16.5 million, or 2.6%, from fiscal 2023. The increase in fiscal 2024 was primarily due to our Canadian business, our global specialty logistics business, and the January 2023 acquisition of PharmaLex, offset in part by foreign currency pressure and higher information technology operating expenses in our European distribution business.
Operating income in Other increased by $5.2 million, or 1.6%, from fiscal 2023.
Other Loss (Income), Net
We recognized gains of $40.7 million from the divestiture of non-core businesses in fiscal 2023.
Interest Expense, Net
Interest expense, net and the respective weighted average interest rates are as follows:

	Fiscal Year Ended September 30,
	2024		2023
(dollars in thousands)	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Interest expense	$248,682	3.91%	$275,650	3.59%
Interest income	(91,691)	5.41%	(46,719)	4.60%
Interest expense, net	$156,991		$228,931
Interest expense, net decreased $71.9 million, or 31.4%, from fiscal 2023 due to the increase in interest income and the decrease in interest expense. The increase in interest income was driven by higher investment interest rates and higher average investment cash balances in fiscal 2024 in comparison to fiscal 2023. The decrease in interest expense was primarily driven by a decrease in interest expense at our European distribution business primarily due to the September 2023 divestiture of our less-than-wholly-owned subsidiary in Egypt and decreased borrowings in Türkiye.

Income Tax Expense
    Our effective tax rates were 24.2% and 19.8% in fiscal 2024 and 2023, respectively. Our effective tax rate in fiscal 2024 was higher than the U.S. statutory rate primarily due to the PharmaLex goodwill impairment, which is largely not deductible for income tax purposes, and U.S. state income taxes, offset in part by the discrete tax benefits associated with foreign valuation allowance adjustments and the benefit of non-U.S. income taxed at rates lower than the U.S. statutory rate. Our effective tax rate in fiscal 2023 was lower than the U.S. statutory rate primarily due to the benefit of non-U.S. income taxed at rates lower than the U.S. statutory rate, and benefits from tax authority audit resolutions, offset in part by U.S. state income taxes.
Critical Accounting Policies and Estimates
Critical accounting policies are those policies that involve accounting estimates and assumptions that can have a material impact on our financial position and results of operations and require the use of complex and subjective estimates based upon past experience and management’s judgment. Actual results may differ from these estimates due to uncertainties inherent in such estimates. Below are those policies applied in preparing our financial statements that management believes are the most dependent upon the application of estimates and assumptions. For a complete list of significant accounting policies, see Note 1 of the Notes to Consolidated Financial Statements.
Allowances for Returns and Credit Losses
Trade receivables are primarily comprised of amounts owed to us for our pharmaceutical distribution and services activities and are presented net of an allowance for customer sales returns and an allowance for credit losses. Our customer sales return policy generally allows customers to return products only if the products can be resold at full value or returned to suppliers for full credit. We record an accrual for estimated customer sales returns at the time of sale to the customer based upon historical customer return trends. The allowance for returns as of September 30, 2025 and 2024 was $1,625.8 million and $1,175.9 million, respectively.
We evaluate our receivables for risk of loss by grouping our receivables with similar risk characteristics. Expected losses are determined based on a combination of historical loss trends, current economic conditions, and forward-looking risk factors. Changes in these factors, among others, may lead to adjustments in our allowance for credit losses. The calculation of the required allowance requires judgment by management as to the impact of those and other factors on the ultimate realization of our trade receivables. We perform ongoing credit evaluations of our customers’ financial condition and maintain reserves for expected credit losses and specific credit problems when they arise. We write off balances against the reserves when collectibility is deemed remote. We perform formal, documented reviews of the allowance at least quarterly and perform monthly credit loss reviews in connection with our largest businesses and our higher risk customer accounts. There were no significant changes to this process during fiscal 2025, 2024, and 2023, and bad debt expense was computed in a consistent manner during these periods. The bad debt expense for any period presented is equal to the changes in the period end allowance for credit losses, net of write-offs, recoveries, and other adjustments.
Bad debt expense for fiscal 2025, 2024, and 2023 was $63.3 million, $40.8 million, and $54.4 million respectively. An increase or decrease of 0.1% in the 2025 allowance as a percentage of trade receivables would result in an increase or decrease in the provision on accounts receivable of approximately $25.4 million. The allowance for credit losses was $170.4 million and $132.1 million as of September 30, 2025 and 2024, respectively.
Schedule II of this Form 10-K sets forth a rollforward of allowances for returns and credit losses.
Business Combinations
The assets acquired and liabilities assumed upon the acquisition or consolidation of a business are recorded at estimated fair value, with the residual of the purchase price allocated to goodwill. We engage third-party appraisal firms to assist management in determining the fair values of certain assets acquired and liabilities assumed. Such valuations require management to make significant judgments, estimates, and assumptions, especially with respect to intangible assets. Management makes estimates of fair value based upon assumptions it believes to be reasonable. These estimates are based upon historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Critical estimates in valuing certain of the intangible assets include but are not limited to (i) discount rates and expected future cash flows from and economic lives of customer relationships, (ii) trade names, (iii) existing technology, and (iv) other intangible assets. Unanticipated events and circumstances may occur, which may affect the accuracy or validity of such assumptions or estimates.

Goodwill and Other Intangible Assets
Goodwill arises from acquisitions or consolidations of specific operating companies and is assigned to the reporting unit in which a particular operating company resides. We identify our reporting units based upon our management reporting structure, beginning with our operating segments. We evaluate whether the components within our operating segments have similar economic characteristics, which include the similarity of long-term gross margins, the nature of the components’ products, services, and production processes, the types of customers and the methods by which products or services are delivered to customers, and the components’ regulatory environment and aggregate two or more components within an operating segment that have similar economic characteristics. As of September 30, 2025, our reporting units included U.S. Pharmaceutical Distribution Services, U.S. Consulting Services, MWI Animal Health, Alliance Healthcare, Innomar, World Courier, PharmaLex, and Profarma.
Goodwill and other intangible assets with indefinite lives, such as certain trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually. For the purpose of these impairment tests, we can elect to perform a qualitative assessment to determine if it is more likely than not that the fair values of our reporting units and indefinite-lived intangible assets are less than the respective carrying values of those reporting units and indefinite-lived intangible assets, respectively. Such qualitative factors can include, among others, industry and market conditions, overall financial performance, and relevant entity-specific events. If we conclude based on our qualitative assessment that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we perform a quantitative analysis. We elected to perform quantitative impairment assessments of goodwill for all our reporting units in fiscal 2025, 2024, and 2023 with the exception of our PharmaLex reporting unit in fiscal 2023 since it was acquired in fiscal 2023. We elected to perform qualitative impairment assessments of indefinite-lived intangible assets in fiscal 2025, 2024, and 2023.
The quantitative goodwill impairment test requires us to compare the carrying value of the reporting unit’s net assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further evaluation is required, and no impairment loss is recognized. If the carrying amount exceeds the fair value, the difference between the carrying value and the fair value is recorded as an impairment loss, the amount of which may not exceed the total amount of goodwill allocated to the reporting unit.
When performing a quantitative impairment assessment, we utilize an income approach or a weighted average of an income and market approach to value our reporting units. The income approach relies on a discounted cash flow analysis, which considers forecasted cash flows discounted at an appropriate discount rate, to determine the fair value of each reporting unit. We generally believe that market participants would use a discounted cash flow analysis to determine the fair value of our reporting units in a sale transaction. The annual goodwill impairment test requires us to make a number of assumptions and estimates concerning future levels of revenue growth, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margins, capital expenditures, and working capital requirements, which are based upon our long-range plan. The discount rate is an estimate of the overall after-tax rate of return required by a market participant whose weighted average cost of capital includes both debt and equity, including a risk premium. While we use the best available information to prepare our forecasted cash flows and discount rate assumptions, actual future cash flows and/or market conditions could differ significantly resulting in future impairment charges related to recorded goodwill balances. While there are always changes in assumptions to reflect changing business and market conditions, our overall methodology and the population of assumptions used have remained unchanged.
We completed our required annual impairment assessments relating to goodwill and indefinite-lived intangible assets in fiscal 2025, 2024, and 2023 and, as a result, recorded goodwill impairments (see Note 5 of the Notes to Consolidated Financial Statements) of $723.9 million and $418.0 million in our PharmaLex reporting unit in fiscal 2025 and 2024, respectively. No goodwill impairments were recorded in fiscal 2023 and no indefinite-lived intangible asset impairments were recorded in fiscal 2025, 2024, or 2023.
Finite-lived intangible assets are amortized using the straight-line method over the estimated useful lives of the assets. We perform a recoverability assessment of our long-lived assets when impairment indicators are present. We performed a recoverability assessment of PharmaLex’s long-lived asset group as of July 1, 2025, and it was determined to be recoverable.
Income Taxes
Our income tax expense, deferred tax assets and liabilities, and uncertain tax positions reflect management’s assessment of estimated future taxes to be paid on items in the financial statements. Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, as well as net operating loss and tax credit carryforwards for tax purposes.
We have established a valuation allowance against certain deferred tax assets for which the ultimate realization of future benefits is uncertain. Expiring carryforwards and the required valuation allowances are adjusted annually. After application of the valuation allowances described above, we anticipate that no limitations will apply with respect to utilization of any of the other deferred income tax assets described above.
We prepare and file tax returns based upon our interpretation of tax laws and regulations and record estimates based upon these judgments and interpretations. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. Inherent uncertainties exist in estimates of tax contingencies due to changes in tax law resulting from legislation, regulation, and/or as concluded through the various jurisdictions’ tax court systems. Significant judgment is exercised in applying complex tax laws and regulations across multiple global jurisdictions where we conduct our operations. We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, including resolutions of any related appeals or litigation processes, based upon the technical merits of the position.
We believe that our estimates for the valuation allowances against deferred tax assets and the amount of benefits recognized in our financial statements for uncertain tax positions are appropriate based upon current facts and circumstances. However, others applying reasonable judgment to the same facts and circumstances could develop a different estimate and the amount ultimately paid upon resolution of issues raised may differ from the amounts accrued.
The significant assumptions and estimates described in the preceding paragraphs are important contributors to the ultimate effective tax rate in each year. If any of our assumptions or estimates were to change, an increase or decrease in our effective tax rate by 1% on income before income taxes would have caused income tax expense to change by $22.6 million in fiscal 2025.
Inventories
Inventories are stated at the lower of cost or market. Cost for approximately 63% and 65% of our inventories as of September 30, 2025 and 2024, respectively, has been determined using the LIFO method. If we had used the first-in, first-out method of inventory valuation, which approximates current replacement cost, inventories would have been approximately $1,458.9 million and $1,535.8 million higher than the amounts reported as of September 30, 2025 and 2024, respectively. We recorded LIFO credits of $76.9 million and $52.2 million in fiscal 2025 and 2024, respectively, and LIFO expense of $204.6 million in fiscal 2023. The annual LIFO provision is affected by manufacturer pricing practices, which may be impacted by market and other external influences, changes in inventory quantities, and product mix, many of which are difficult to predict. Changes to any of the above factors can have a material impact on our annual LIFO provision. Cost for our inventory that is not determined using the LIFO method is stated at the lower of cost or market using the first-in, first-out method or moving average price method.
Loss Contingencies
In the ordinary course of business, we become involved in lawsuits, administrative proceedings, government subpoenas, government investigations, stockholder demands, and other disputes, including antitrust, commercial, data privacy and security, product liability, intellectual property, regulatory, employment discrimination, and other matters. Significant damages or penalties may be sought in some matters, and some matters may require years to resolve. We record a reserve for these matters when it is both probable that a loss has been incurred and the amount can be reasonably estimated. We also perform an assessment of the materiality of loss contingencies where a loss is either not probable or it is reasonably possible that a loss could be incurred in excess of amounts accrued. If a loss or an additional loss has at least a reasonable possibility of occurring and the impact on the financial statements would be material, we provide disclosure of the loss contingency and whether a reasonable estimate of the loss or the range of the loss can made in the notes to our financial statements. We review all contingencies at least quarterly to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or the range of the loss can be made. Among the loss contingencies we considered in accordance with the foregoing in connection with the preparation of the accompanying financial statements were the opioid matters described in Note 12 of the Notes to Consolidated Financial Statements.

Liquidity and Capital Resources
Our operating results have generated cash flows, which, together with availability under our debt agreements and credit terms from suppliers, have provided sufficient capital resources to finance working capital and cash operating requirements, and to fund capital expenditures, acquisitions, repayment of debt, the payment of interest on outstanding debt, dividends, and purchases of shares of our common stock.
Our primary ongoing cash requirements will be to finance working capital, fund the repayment of debt, fund the payment of interest on debt, fund the payment of dividends, fund purchases of our common stock, finance acquisitions, and fund capital expenditures and routine growth and expansion through new business opportunities. Future cash flows from operations and borrowings are expected to be sufficient to fund our ongoing cash requirements, including the opioid litigation payments that will be made over the next 13 years (see below).
As of September 30, 2025 and 2024, our cash and cash equivalents held by foreign subsidiaries were $957.7 million and $851.3 million, respectively. We have the ability to repatriate the majority of our cash and cash equivalents held by our foreign subsidiaries without incurring significant additional taxes upon repatriation.
Our cash balances in fiscal 2025 and 2024 were supplemented by intra-period credit facility borrowings to cover short-term working capital needs. The largest amount of intra-period borrowings under our revolving and securitization credit facilities that was outstanding at any one time during fiscal 2025 and 2024 was $5.1 billion and $3.2 billion, respectively. We had $132.2 billion, $69.7 billion, and $77.9 billion of cumulative intra-period borrowings that were repaid under our credit facilities during fiscal 2025, 2024, and 2023, respectively.
Cash Flows
Our net cash provided by operating activities increased by $390.4 million in fiscal 2025 compared to fiscal 2024 largely due to our growth, which resulted from an increase in net income, plus non-cash items of $653.7 million, offset in part by a decrease in cash generated from our working capital accounts due to the timing of cash receipts and disbursements. More specifically, in fiscal 2025, the increase of our accounts receivable, inventories, and accounts payable balances provided $500.5 million of cash from operations compared to $704.2 million in fiscal 2024.
During fiscal 2025, our operating activities provided cash of $3.9 billion and was principally the result of the following:
•An increase in accounts payable of $3.7 billion primarily due to the increase in our inventory balances and the timing of scheduled payments to our suppliers;
•Positive non-cash items of $2.3 billion, which was primarily comprised of asset impairments of $837.4 million, amortization expense of $567.1 million, and depreciation expense of $501.3 million; and
•Net income of $1.6 billion.
The cash provided by the above items was offset in part by the following:
•An increase in accounts receivable of $1.9 billion primarily due to an increase in sales and the timing of scheduled payments from our customers;
•An increase in inventories of $1.3 billion to support the increase in business volume; and
•A decrease in long-term accrued litigation liability of $404.1 million due to opioid litigation settlement payments.
During fiscal 2024, our operating activities provided cash of $3.5 billion and was principally the result of the following:
•An increase in accounts payable of $5.0 billion primarily due to the increase in our inventory balances and the timing of scheduled payments to our suppliers;
•Positive non-cash items of $1.7 billion, which was primarily comprised of amortization expense of $670.6 million, depreciation expense of $448.2 million, and a $418.0 million goodwill impairment; and
•Net income of $1.5 billion.
The cash provided by the above items was offset in part by the following:
•An increase in accounts receivable of $2.8 billion primarily due to an increase in sales and the timing of scheduled payments from our customers;
•An increase in inventories of $1.5 billion to support the increase in business volume; and
•A decrease in long-term accrued litigation liability of $506.2 million due to opioid litigation settlement payments.

We use days sales outstanding, days inventory on hand, and days payable outstanding to evaluate our working capital performance. The below financial metrics are calculated based upon a quarterly average and can be impacted by the timing of cash receipts and disbursements, which can vary significantly depending upon the day of the week on which the period ends.

	Fiscal Year Ended September 30,
	2025	2024	2023
Days sales outstanding	27.9	28.7	27.7
Days inventory on hand	27.0	26.4	27.7
Days payable outstanding	59.6	60.3	60.0
Our cash flows from operating activities can vary significantly from period to period based upon fluctuations in our period-end working capital account balances. Any changes to payment terms with a key customer or manufacturer supplier could have a material impact on our cash flows from operations. The addition of any new key customer or the loss of any existing key customer could have a material impact on our cash flows from operations.
Operating cash flows during fiscal 2025 included $356.5 million of interest payments and $571.2 million of income tax payments, net of refunds. Operating cash flows during fiscal 2024 included $250.1 million of interest payments and $603.9 million of income tax payments, net of refunds. Operating cash flows during fiscal 2023 included $271.3 million of interest payments and $463.1 million of income tax payments, net of refunds.
Capital expenditures in fiscal 2025, 2024, and 2023 were $668.0 million, $487.2 million, and $458.4 million, respectively. Significant capital expenditures in fiscal 2025 included investments relating to the expansion and enhancement of our distribution network and various technology initiatives. Significant capital expenditures in fiscal 2024 and 2023 included investments in various technology initiatives, including technology initiatives at Alliance Healthcare.
We expect to spend approximately $900 million on capital expenditures during fiscal 2026. Larger fiscal 2026 capital expenditures will include investments relating to the continued expansion and enhancement of our distribution network and various technology initiatives.
In addition to capital expenditures, net cash used in investing activities in fiscal 2025 included $3.9 billion for the acquisition of RCA and $196.2 million for equity investments.
In addition to capital expenditures, net cash used in investing activities in fiscal 2023 included $1.4 billion for the acquisition of PharmaLex and $718.4 million for our investment in OneOncology.
Net cash provided by financing activities in fiscal 2025 principally resulted from the $1.8 billion issuance of senior notes and $1.5 billion of term loan borrowings to finance a portion of the acquisition of RCA, as well as the issuance of €1.0 billion of senior notes that were used for general corporate purposes. All of the above were offset in part by $700 million of term loan repayments, the repayment of our $500 million of 3.250% senior notes that matured in March 2025, $437.1 million in cash dividends paid on our common stock, and $435.5 million in purchases of our common stock.
Net cash used in financing activities in fiscal 2024 included $1.5 billion in purchases of our common stock, the repayment of our $500 million of 3.400% senior notes that matured in May 2024, $416.2 million in cash dividends paid on our common stock, and a $350.0 million repayment on our Receivables Securitization Facility (as defined below), offset in part by the issuance of our $500 million of 5.125% senior notes in February 2024.
Net cash used in financing activities in fiscal 2023 included $1.2 billion in purchases of our common stock, a $675 million repayment of our 0.737% senior notes that matured in March 2023, and $398.8 million in cash dividends paid on our common stock.

Debt and Credit Facility Availability
The following illustrates our debt structure as of September 30, 2025, including availability under the multi-currency revolving credit facility, the receivables securitization facility, the money market facility, the working capital credit facility, and the Alliance Healthcare debt:

(in thousands)	Outstanding Balance	Additional Availability
Fixed-Rate Debt:
$750,000, 3.450% senior notes due 2027	$748,150	$—
$500,000, 4.625% senior notes due 2027	497,309	—
€500,000, 2.875% senior notes due 2028	583,903	—
$600,000, 4.850% senior notes due 2029	596,603	—
$500,000, 2.800% senior notes due 2030	497,174	—
$1,000,000, 2.700% senior notes due 2031	993,838	—
€500,000, 3.625% senior notes due 2032	581,685	—
$500,000, 5.125% senior notes due 2034	495,104	—
$700,000, 5.150% senior notes due 2035	694,909	—
$500,000, 4.250% senior notes due 2045	495,792	—
$500,000, 4.300% senior notes due 2047	494,088	—
Nonrecourse debt	92,672	—
Total fixed-rate debt	6,771,227	—

Variable-Rate Debt:
Multi-currency revolving credit facility due 2030	—	4,500,000
Receivables securitization facility due in 2028	—	1,500,000
Term loan due in 2027	799,043	—
Money market facility due in 2027	—	500,000
Working capital credit facility due in 2026	—	500,000
Alliance Healthcare debt	1,424	465,632
Nonrecourse debt	89,079	—
Total variable-rate debt	889,546	7,465,632
Total debt	$7,660,773	$7,465,632
We had a $2.4 billion multi-currency senior unsecured revolving credit facility (“Multi-Currency Revolving Credit Facility”) with a syndicate of lenders, which was scheduled to expire in October 2029. In June 2025, we amended and restated the Multi-Currency Revolving Credit Facility to extend the expiration to June 2030 and increase the aggregate amount of the commitments under this facility to $4.5 billion. Interest on borrowings under the Multi-Currency Revolving Credit Facility accrues at specified rates based upon our debt rating. We pay facility fees to maintain the availability under the Multi-Currency Revolving Credit Facility at specified rates based on our debt rating. We may choose to repay or reduce our commitments under the Multi-Currency Revolving Credit Facility at any time. The Multi-Currency Revolving Credit Facility contains covenants, including compliance with a financial leverage ratio test, as well as others that impose limitations on, among other things, indebtedness of subsidiaries and asset sales, with which we were compliant as of September 30, 2025. There were no borrowings outstanding under the Multi-Currency Revolving Credit Facility as of September 30, 2025 and 2024.
We had a $3.4 billion commercial paper program. In September 2025, we increased the commercial paper program to $4.5 billion. The commercial paper program does not increase our borrowing capacity and it is fully backed by our Multi-Currency Revolving Credit Facility. We may, from time to time, issue short-term promissory notes in an aggregate amount of up to $4.5 billion at any one time. Amounts available under the program may be borrowed, repaid, and re-borrowed from time to time. The maturities on the notes will vary but may not exceed 365 days from the date of issuance. The notes will bear interest, if interest bearing, or will be sold at a discount from their face amounts. There were no borrowings outstanding under the commercial paper program as of September 30, 2025 and 2024.
In November 2024, we entered into an agreement pursuant to which we obtained a $1.0 billion senior unsecured revolving credit facility (the “364-Day Revolving Credit Facility”) with a syndicate of lenders, which was scheduled to expire

364 days after the January 2, 2025 closing of the RCA acquisition, the date on which borrowings under this facility became available to us. In June 2025, in conjunction with the amendment to the Multi-Currency Revolving Credit Facility, we terminated the 364-Day Revolving Credit Facility.
We had a $1.45 billion receivables securitization facility (“Receivables Securitization Facility”), which was scheduled to expire in October 2027. In June 2025, we amended the Receivables Securitization Facility to extend the expiration to June 2028, increase the size of the facility to $1.5 billion, and increase its accordion feature to $500 million from $250 million. This accordion feature allows us to increase the commitment on the Receivables Securitization Facility up to $500 million, subject to lender approval. Interest rates are based on prevailing market rates for short-term commercial paper or 30-day Term SOFR, plus a program fee. We pay a customary unused fee at prevailing market rates, monthly, to maintain the availability under the Receivables Securitization Facility. The Receivables Securitization Facility contains similar covenants to the Multi-Currency Revolving Credit Facility, with which we were compliant as of September 30, 2025. There were no borrowings outstanding under the Receivables Securitization Facility as of September 30, 2025 and 2024.
In connection with the Receivables Securitization Facility, AmerisourceBergen Drug Corporation and a specialty distribution subsidiary sell on a revolving basis certain accounts receivable to Amerisource Receivables Financial Corporation, a wholly-owned special purpose entity, which in turn sells a percentage ownership interest in the receivables to financial institutions and commercial paper conduits sponsored by financial institutions. AmerisourceBergen Drug Corporation is the servicer of the accounts receivable under the Receivables Securitization Facility. As sold receivables are collected, additional receivables may be sold up to the maximum amount available under the facility. We use the facility as a financing vehicle because it generally offers an attractive interest rate relative to other financing sources. We securitize our trade accounts, which are generally non-interest bearing, in transactions that are accounted for as borrowings.
We have an uncommitted, unsecured line of credit available to us pursuant to a money market credit agreement (“Money Market Facility”). In September 2025, we entered into an amendment to the Money Market Facility pursuant to which we may request short-term unsecured revolving credit loans in a principal amount not to exceed $500 million on or after April 1 and before December 1 of any year and increases to $750 million on or after December 1 and before March 31 of any year. The Money Market Facility may be decreased or terminated by the bank or us at any time without prior notice. There were no borrowings outstanding under the Money Market Facility as September 30, 2025 and 2024.
In July 2025, we entered into an uncommitted, unsecured line of credit to support our working capital needs (“Working Capital Credit Facility”). The Working Capital Credit Facility provides us with the ability to request short-term, unsecured revolving credit loans from time to time in a principal amount not to exceed $500 million. The Working Capital Credit Facility expires in July 2026 and may be decreased or terminated by the bank or us at any time without prior notice. There were no borrowings outstanding under the Working Capital Credit Facility as of September 30, 2025.
In January 2025, we borrowed $1.5 billion on a variable-rate term loan (“Term Loan”) that was scheduled to mature in December 2027. In September 2025, we amended the Term Loan to shorten the maturity to October 2027. The Term Loan was used to finance a portion of the acquisition of RCA (see Note 2 of the Notes to Consolidated Financial Statements). The Term Loan bears interest at a rate equal to either an adjusted SOFR plus an applicable margin or an alternate base rate plus an applicable margin. The margins are based on our public debt ratings. The Term Loan contains similar covenants to the Multi-Currency Revolving Credit Facility. We have the right to prepay the borrowings under the Term Loan at any time, in whole or in part and without premium or penalty. Through September 30, 2025, we elected to make early principal payments of $700 million on the Term Loan.
In December 2024, we issued $500 million of 4.625% senior notes due in December 2027 (the “2027 Notes”), $600 million of 4.850% senior notes due in December 2029 (the “2029 Notes”), and $700 million of 5.150% senior notes due in February 2035 (the “2035 Notes”). The 2027 Notes were sold at 99.815% of the principal amount with an effective yield of 4.634%. The 2029 Notes were sold at 99.968% of the principal amount with an effective yield of 4.852%. The 2035 Notes were sold at 99.945% of the principal amount with an effective yield of 5.153%. Interest on the 2027 Notes and the 2029 Notes is payable semi-annually in arrears on June 15 and December 15, which began on June 15, 2025. Interest on the 2035 Notes is payable semi-annually in arrears on February 15 and August 15, which began on February 15, 2025. We used the proceeds from the 2027 Notes, the 2029 Notes, and the 2035 Notes to finance a portion of the acquisition of RCA.
In May 2025, we issued €500 million of 2.875% senior notes due in May 2028 (the “2028 Notes”) and €500 million of 3.625% senior notes due in May 2032 (the “2032 Notes”). The 2028 Notes were sold at 99.960% of the principal amount with an effective yield of 2.876%. The 2032 Notes were sold at 99.757% of the principal amount with an effective yield of 3.634%. Interest on the 2028 Notes and the 2032 Notes is payable annually in arrears beginning on May 22, 2026. We used the proceeds from the 2028 Notes and the 2032 Notes for general corporate purposes.
In March 2025, our $500 million of 3.250% senior notes matured and was repaid.

Alliance Healthcare debt is comprised of uncommitted revolving credit facilities in various currencies with various rates. These facilities are used to fund its working capital needs.
Nonrecourse debt is comprised of short-term and long-term debt belonging to the Brazil subsidiaries and is repaid solely from the Brazil subsidiaries’ cash flows and such debt agreements provide that the repayment of the loans (and interest thereon) is secured solely by the capital stock, physical assets, contracts, and cash flows of the Brazil subsidiaries.
Share Purchase Programs and Dividends
In May 2022, our Board of Directors authorized a share repurchase program allowing us to purchase up to $1.0 billion of our outstanding shares of common stock, subject to market conditions. During fiscal 2023, we purchased $961.3 million of our common stock to complete our authorization under this program.
In March 2023, our Board of Directors authorized a share repurchase program allowing us to purchase up to $1.0 billion of our outstanding shares of common stock, subject to market conditions. During fiscal 2023, we purchased $191.0 million of our common stock under this program. During fiscal 2024, we purchased $809.0 million of our common stock to complete our authorization under this program.
In March 2024, our Board of Directors authorized a share repurchase program allowing us to purchase up to $2.0 billion of our outstanding common stock, subject to market conditions. During fiscal 2024, we purchased $682.3 million of our common stock under this program. During fiscal 2025, we purchased $435.4 million of our common stock under this program. As of September 30, 2025, we had $882.2 million availability under this program.
Our Board of Directors approved the following quarterly dividend increases:

Dividend Increases
	Per Share
Date	New Rate	Old Rate	% Increase
November 2022	$0.485	$0.460	5%
November 2023	$0.510	$0.485	5%
November 2024	$0.550	$0.510	8%
November 2025	$0.600	$0.550	9%
We anticipate that we will continue to pay quarterly cash dividends in the future. However, the payment and amount of future dividends remain within the discretion of our Board of Directors and will depend upon our future earnings, financial condition, capital requirements, and other factors.
Commitments and Obligations
As discussed and defined in Note 12 of the Notes to Consolidated Financial Statements, on July 21, 2021, it was announced that we and the two other national pharmaceutical distributors had negotiated a Distributor Settlement Agreement. The Distributor Settlement Agreement became effective on April 2, 2022, and as of September 30, 2025, it included 48 of 49 eligible states (the “Settling States”) as well as 99% by population of the eligible political subdivisions in the Settling States. Our accrued litigation liability related to the Distributor Settlement Agreement and an estimate for non-participating government subsidiaries (with whom we have not reached a settlement agreement), as well as other opioid-related litigation for which we have reached settlement agreements on our Consolidated Balance Sheet as of September 30, 2025 is $4.3 billion and is expected to be paid over the next 13 years. We currently estimate that $416.0 million will be paid prior to September 30, 2026. The payment of the aforementioned litigation liability has not and is not expected to have an impact on our ability to pay dividends.

The following is a summary of our contractual obligations for future principal and interest payments on our debt, minimum rental payments on our noncancellable operating leases, and minimum payments on our other commitments as of September 30, 2025:

Payments Due by Period (in thousands)	Debt, Including Interest Payments	Operating Leases	Other Commitments	Total
Within 1 year	$437,394	$319,915	$152,351	$909,660
1-3 years	3,230,584	564,752	125,097	3,920,433
4-5 years	1,489,639	428,522	12,119	1,930,280
After 5 years	4,792,775	668,804	857	5,462,436
Total	$9,950,392	$1,981,993	$290,424	$12,222,809
The 2017 Tax Act requires a one-time transition tax to be recognized on historical foreign earnings and profits. As of September 30, 2025, we expect to pay the remaining $57.9 million related to the transition tax in January 2026. The transition tax commitment is included in “Other Commitments” in the above table.
Our liability for uncertain tax positions was $640.5 million (including interest and penalties) as of September 30, 2025. This liability represents an estimate of tax positions that we have taken in our tax returns that may ultimately not be sustained upon examination by taxing authorities. Since the amount and timing of any future cash settlements cannot be predicted with reasonable certainty, the estimated liability has been excluded from the above contractual obligations table. Our liability for uncertain tax positions as of September 30, 2025 primarily includes an uncertain tax benefit related to the legal accrual for litigation related to the distribution of prescription opioid pain medications, as disclosed in Note 12 of the Notes to Consolidated Financial Statements.
Market Risk
We have exposure to foreign currency and exchange rate risk from our non-U.S. operations. Our largest exposure to foreign exchange rates exists primarily with the U.K. Pound Sterling, the Euro, the Turkish Lira, the Brazilian Real, and the Canadian Dollar. We use forward contracts to hedge against the foreign currency exchange rate impact on certain intercompany receivable and payable balances. We use foreign currency denominated debt held at the parent level to offset a portion of our foreign currency exchange rate exposure on our net investments in Euro-denominated subsidiaries (see Note 1 of the Notes to Consolidated Financial Statements). We may use derivative instruments to hedge our foreign currency exposure but not for speculative or trading purposes. Revenue from our foreign operations during fiscal 2025 was approximately 9% of our consolidated revenue.
We have market risk exposure to interest rate fluctuations relating to our debt. We manage interest rate risk by using a combination of fixed-rate and variable-rate debt. The amount of variable-rate debt fluctuates during the year based on our working capital requirements. We had $889.5 million of variable-rate debt outstanding as of September 30, 2025. We periodically evaluate financial instruments to manage our exposure to fixed and variable interest rates. However, there are no assurances that such instruments will be available in the combinations we want and/or on terms acceptable to us. There were no such financial instruments in effect as of September 30, 2025.
We also have market risk exposure to interest rate fluctuations relating to our cash and cash equivalents. We had $4.4 billion in cash and cash equivalents as of September 30, 2025. The unfavorable impact of a hypothetical decrease in interest rates on cash and cash equivalents would be partially offset by the favorable impact of such a decrease on variable-rate debt. For every $100 million of cash invested that is in excess of variable-rate debt, a 10-basis point decrease in interest rates would increase our annual net interest expense by $0.1 million.
Deterioration of general economic conditions, among other factors, could adversely affect the number of prescriptions that are filled and the number of pharmaceutical products purchased by consumers and, therefore, could reduce purchases by our customers. In addition, volatility in financial markets and higher borrowing costs may also negatively impact our customers’ ability to obtain credit to finance their businesses on acceptable terms. Reduced purchases by our customers or changes in the ability of our customers to remit payments to us could adversely affect our revenue growth, our profitability, and our cash flows from operations.
Recent elevated levels of inflation in the global and U.S. economies have impacted certain operating expenses. If elevated levels of inflation persist or increase, our operations and financial results could be adversely affected, particularly in certain global markets.

We have risks from other geopolitical trends and events, such as rising nationalism, the conflict in Ukraine, and evolving conditions in the Middle East. Although the long-term implications of these conflicts are difficult to predict at this time, the financial impact of these conflicts has not been material to our financial results.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Cencora, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Cencora, Inc. and subsidiaries (the Company) as of September 30, 2025 and 2024, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2025, and the related notes and financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2025, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of September 30, 2025, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated November 25, 2025 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Legal Matters and Contingencies - Opioid Lawsuits and Investigations
Description of the Matter	As discussed in Note 12 of the consolidated financial statements, the Company is involved in a significant number of lawsuits and government investigations relating to the distribution of prescription opioid pain medications and other controlled substances (“opioid litigation and investigations”). The Company recognizes a liability for those legal contingencies for which it is probable that a liability has been incurred at the date of the consolidated financial statements and the amount is reasonably estimable. As discussed in Note 4, in connection with the recognized liabilities for settled opioid lawsuits, the Company recognizes a related income tax benefit, which reflects an unrecognized tax benefit resulting from uncertainty in the amount that is more likely than not to be deductible for U.S. federal and state income tax purposes. The Company used significant judgment in measuring the amount of income tax benefit that may ultimately be deductible for U.S. federal and state purposes.

Auditing management’s determination of whether the risk of loss related to opioid litigation and investigations is probable and reasonably estimable, and the related disclosures is highly subjective and requires significant judgment. Auditing management’s judgments related to unsettled cases was challenging due to the significant judgment applied in determining the likelihood of resolution of matters through settlement or litigation and the magnitude of the liability. In addition, auditing management’s estimate of the amount of income tax benefit related to the Company’s uncertain tax positions is challenging because the evaluation of the technical merits of income tax benefits that qualify for a deduction related to settled opioid lawsuits requires significant judgment.

How We Addressed the Matter in Our Audit	We tested the Company’s internal controls that address the risks of material misstatement related to the completeness and presentation and disclosure of the opioid litigation and investigations liability and uncertain tax position. This included testing controls related to the Company’s process for identification, recognition, completeness, and disclosure of the opioid litigation and testing controls related to the Company’s process to assess the technical merits of its tax position, including the Company’s assessment as to the amount of benefit that is more likely than not to be realized upon ultimate settlement with taxing authorities. For example, we tested controls over management’s review of the assessment of the completeness of the opioid litigation and investigations liability and whether a range of possible loss in excess of the amount accrued is reasonably estimable to determine the accuracy of the opioid litigation and investigations liability and the related financial statement disclosures.

To test the Company’s opioid litigation and investigations liability, our substantive audit procedures included, among others, testing the completeness of the contingencies subject to evaluation by the Company and evaluating the Company’s analysis of its assessment of the probability of outcome for each material legal contingency through inspection of responses to inquiry letters sent to both internal and external legal counsel, discussions with internal general counsel and external legal counsel to confirm our understanding of the allegations and any settlement discussions, inspection of proposed settlement agreements, and obtaining written representations from executives of the Company. We also compared the Company’s assessment with its relevant history of similar legal contingencies that have been settled or otherwise resolved to evaluate the consistency of the Company’s assessment for unsettled opioid litigation and investigations.

For those legal contingencies for which the Company has determined that a loss is probable and reasonably estimable and is therefore required to be recognized, we evaluated the method of measuring the amounts of the recorded and disclosed contingencies. For those legal contingencies for which the Company has determined that a loss is reasonably possible, and is therefore required to be disclosed, we evaluated the methods for determining whether a range of loss can be estimated and the related disclosures. We assessed the Company’s estimate of the amount of the loss, for both contingencies that are probable and reasonably possible, through inspection of responses to inquiry letters sent to both internal and external legal counsel, discussions with internal general counsel and external legal counsel, inspection of proposed settlement agreements and obtaining written representations from executives of the Company. In addition, we evaluated the adequacy of the Company’s financial statement disclosures.

To test the uncertain tax position, we involved our tax subject matter professionals in assessing the technical merits and measurement of the Company’s tax positions related to the opioid litigation and investigation liability. We examined the Company’s analyses and evaluated the underlying facts upon which the tax positions were based. We used our knowledge of historical settlement activity in similar matters involving legal settlements to evaluate the Company’s measurement of the uncertain tax position associated with the opioid litigation and investigations. We also evaluated the adequacy of the Company’s financial statement disclosures and obtained written representations from executives of the Company related to this income tax matter.

Goodwill Impairment Evaluation of the PharmaLex Reporting Unit
Description of the Matter	At September 30, 2025, the Company’s consolidated goodwill balance was $13,677 million. As discussed in Note 1 to the consolidated financial statements, the Company’s goodwill is tested for impairment at least annually, or whenever events or circumstances indicate that the value of goodwill may be impaired. If goodwill is determined to be impaired, an impairment loss is measured at the amount by which the reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill. The Company performed a quantitative analysis of the PharmaLex reporting unit as of its annual goodwill impairment assessment date of July 1, 2025. Based on the Company’s assessment, the estimated fair value of the reporting unit was determined to be less than its carrying value. A pre-tax goodwill impairment charge of $723.9 million was recognized, resulting in the PharmaLex reporting unit goodwill being fully impaired as of September 30, 2025.

Auditing the Company’s goodwill impairment assessment for the PharmaLex reporting unit was complex and highly judgmental due to the significant judgments and estimation required by management in determining the fair value of the reporting unit, which is based on assumptions about future market or economic conditions and company-specific qualitative factors whose outcome is uncertain and will therefore be subject to change over time. In particular, the fair value estimate of the reporting unit involves the use of significant unobservable inputs and is sensitive to changes in significant assumptions, such as the discount rate and earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s annual goodwill impairment assessment process, which included the PharmaLex reporting unit. For example, we tested controls over management’s review of the fair value of the PharmaLex reporting unit including review of the valuation model, the significant assumptions described above, and the completeness and accuracy of the data used in the valuation.

To test the estimated fair value of the PharmaLex reporting unit, we performed audit procedures that included, among others, assessing the methodologies used to develop the estimated fair value, testing the significant assumptions discussed above, and evaluating the completeness and accuracy of the underlying data used by the Company in its analyses. We compared the significant assumptions used by the Company to forecasted industry and economic trends and peer company information. We assessed the historical accuracy of management’s estimates and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value of the reporting unit that would result from changes in the assumptions. We also involved valuation specialists to assist in our evaluation of the overall methodologies and significant assumptions used in the fair value estimate, including performing a comparative calculation of the discount rate.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 1985.
Philadelphia, Pennsylvania
November 25, 2025

Except for Notes 1 and 14, as to which the date is February 10, 2026

CENCORA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
(in thousands, except share and per share data)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$4,356,138	$3,132,648
Accounts receivable, less allowances for returns and credit losses: 2025 — $1,796,172; 2024 — $1,308,018	25,225,299	23,871,815
Inventories	20,492,480	18,998,833
Right to recover assets	1,625,817	1,175,871
Prepaid expenses and other	539,339	538,646
Total current assets	52,239,073	47,717,813

Property and equipment, net	2,539,076	2,181,410
Goodwill	13,676,520	9,318,027
Other intangible assets	3,774,181	4,001,046
Deferred income taxes	208,810	246,348
Other assets	4,152,452	3,637,023

TOTAL ASSETS	$76,590,112	$67,101,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$54,719,761	$50,942,162
Accrued expenses and other	2,982,993	2,758,560
Short-term debt	117,785	576,331
Total current liabilities	57,820,539	54,277,053

Long-term debt	7,542,988	3,811,745
Accrued income taxes	337,631	291,796
Deferred income taxes	1,620,724	1,643,746
Accrued litigation liability	3,881,283	4,296,902
Other liabilities	3,639,862	1,993,683
Commitments and contingencies (Note 12)

Stockholders’ equity:
Common stock, $0.01 par value — authorized, issued, and outstanding: 2025 — 600,000,000 shares, 297,401,863 shares and 193,937,673 shares; 2024 — 600,000,000 shares, 296,169,781 shares and 194,943,968 shares	2,974	2,962
Additional paid-in capital	6,204,302	6,030,790
Retained earnings	6,534,227	5,417,139
Accumulated other comprehensive loss	(901,378)	(989,118)
Treasury stock, at cost: 2025 — 103,464,190 shares; 2024 — 101,225,813 shares	(10,332,106)	(9,815,835)
Total Cencora, Inc. stockholders’ equity	1,508,019	645,938
Noncontrolling interests	239,066	140,804
Total stockholders’ equity	1,747,085	786,742

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,590,112	$67,101,667

See notes to consolidated financial statements.

CENCORA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended September 30,
(in thousands, except per share data)	2025	2024	2023
Revenue	$321,332,819	$293,958,599	$262,173,411
Cost of goods sold	309,854,280	284,048,570	253,213,918
Gross profit	11,478,539	9,910,029	8,959,493
Operating expenses:
Distribution, selling, and administrative	6,493,842	5,661,106	5,309,984
Depreciation	494,141	428,500	410,341
Amortization	556,934	663,474	553,563
Litigation and opioid-related expenses (credit), net	60,671	227,070	(24,693)
Acquisition-related deal and integration expenses	291,044	103,001	139,683
Restructuring and other expenses	229,422	233,629	229,884
Goodwill impairment	723,884	418,000	—
Operating income	2,628,601	2,175,249	2,340,731
Other loss (income), net	78,717	14,283	(49,036)
Interest expense, net	291,548	156,991	228,931
Income before income taxes	2,258,336	2,003,975	2,160,836
Income tax expense	690,522	484,702	428,260
Net income	1,567,814	1,519,273	1,732,576
Net (income) loss attributable to noncontrolling interests	(13,645)	(10,153)	12,717
Net income attributable to Cencora, Inc.	$1,554,169	$1,509,120	$1,745,293

Earnings per share:
Basic	$8.02	$7.60	$8.62
Diluted	$7.96	$7.53	$8.53

Weighted average common shares outstanding:
Basic	193,820	198,503	202,511
Diluted	195,214	200,284	204,591

See notes to consolidated financial statements.

CENCORA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
Net income	$1,567,814	$1,519,273	$1,732,576
Other comprehensive income:
Foreign currency translation adjustments	91,788	405,099	353,439
Other, net	6,027	(272)	33,395
Total other comprehensive income	97,815	404,827	386,834
Total comprehensive income	1,665,629	1,924,100	2,119,410
Comprehensive (income) loss attributable to noncontrolling interests	(23,720)	(1,491)	54,246
Comprehensive income attributable to Cencora, Inc.	$1,641,909	$1,922,609	$2,173,656

See notes to consolidated financial statements.

CENCORA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except per share data)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Non-controlling Interests	Total
September 30, 2022	$2,927	$5,658,733	$2,977,646	$(1,830,970)	$(7,019,895)	$282,832	$71,273
Net income (loss)	—	—	1,745,293	—	—	(12,717)	1,732,576
Other comprehensive income (loss)	—	—	—	428,363	—	(41,529)	386,834
Cash dividends, $1.94 per share	—	—	(398,752)	—	—	—	(398,752)
Exercises of stock options	8	61,144	—	—	—	—	61,152
Share-based compensation expense	—	124,624	—	—	—	—	124,624
Purchases of common stock	—	—	—	—	(1,155,929)	—	(1,155,929)
Employee tax withholdings related to restricted share vesting	—	—	—	—	(71,279)	—	(71,279)
Divestiture of business	—	—	—	—	—	(76,957)	(76,957)
Other, net	13	77	—	—	—	(7,345)	(7,255)
September 30, 2023	2,948	5,844,578	4,324,187	(1,402,607)	(8,247,103)	144,284	666,287
Net income	—	—	1,509,120	—	—	10,153	1,519,273
Other comprehensive income (loss)	—	—	—	413,489	—	(8,662)	404,827
Cash dividends, $2.04 per share	—	—	(416,168)	—	—	—	(416,168)
Exercises of stock options	4	37,836	—	—	—	—	37,840
Share-based compensation expense	—	147,998	—	—	—	—	147,998
Purchases of common stock	—	—	—	—	(1,505,232)	—	(1,505,232)
Employee tax withholdings related to restricted share vesting	—	—	—	—	(63,500)	—	(63,500)
Other, net	10	378	—	—	—	(4,971)	(4,583)
September 30, 2024	2,962	6,030,790	5,417,139	(989,118)	(9,815,835)	140,804	786,742
Net income	—	—	1,554,169	—	—	13,645	1,567,814
Other comprehensive income	—	—	—	87,740	—	10,075	97,815
Cash dividends, $2.20 per share	—	—	(437,081)	—	—	—	(437,081)
Exercises of stock options	4	29,129	—	—	—	—	29,133
Share-based compensation expense	—	147,963	—	—	—	—	147,963
Purchases of common stock	—	—	—	—	(438,488)	—	(438,488)
Employee tax withholdings related to restricted share vesting	—	—	—	—	(77,783)	—	(77,783)
Acquisitions	—	—	—	—	—	74,711	74,711
Other, net	8	(3,580)	—	—	—	(169)	(3,741)
September 30, 2025	$2,974	$6,204,302	$6,534,227	$(901,378)	$(10,332,106)	$239,066	$1,747,085

See notes to consolidated financial statements.

CENCORA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
OPERATING ACTIVITIES
Net income	$1,567,814	$1,519,273	$1,732,576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, including amounts charged to cost of goods sold	501,310	448,200	418,830
Amortization, including amounts charged to interest expense	567,106	670,642	562,018
Provision for credit losses	63,306	40,834	54,389
Provision (benefit) for deferred income taxes	59,864	(102,324)	(118,864)
Share-based compensation expense	147,963	147,998	124,624
LIFO (credit) expense	(76,875)	(52,168)	204,595
Impairment of assets, including goodwill	837,378	418,000	—
Loss (gain) on divestiture of businesses	35,539	—	(40,665)
Türkiye highly inflationary impact	55,519	55,309	95,938
Adjustments to RCA equity units (Note 2)	121,666	—	—
Adjustments to contingent consideration (Note 2)	19,550	—	—
(Gain) loss on remeasurement of equity investment	(14,058)	16,201	(242)
Gain on divestiture of equity investment	(12,838)	—	—
Other, net	(33,548)	24,032	3,593
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(1,923,411)	(2,784,339)	(2,711,786)
Inventories	(1,269,429)	(1,479,599)	(2,183,368)
Prepaid expenses and other assets	173,857	156,672	211,242
Accounts payable	3,693,364	4,968,093	6,103,451
Accrued expenses	(21,131)	148,533	51,112
Income taxes payable and other liabilities	(213,724)	(204,517)	(196,146)
Long-term accrued litigation liability	(404,102)	(506,155)	(399,963)
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,875,120	3,484,685	3,911,334
INVESTING ACTIVITIES
Capital expenditures	(667,981)	(487,173)	(458,359)
Cost of acquired companies, net of cash acquired	(4,095,630)	(69,771)	(1,409,835)
Cost of equity investments	(196,242)	(30,430)	(743,275)
Non-customer note receivable	(34,814)	(50,000)	—
Other, net	17,374	19,278	9,004
NET CASH USED IN INVESTING ACTIVITIES	(4,977,293)	(618,096)	(2,602,465)
FINANCING ACTIVITIES
Senior notes and loan borrowings	4,508,482	688,321	157,547
Senior notes and loan repayments	(1,280,615)	(662,525)	(811,353)
Borrowings under revolving and securitization credit facilities	132,134,224	69,703,045	78,218,439
Repayments under revolving and securitization credit facilities	(132,166,423)	(70,114,293)	(78,187,891)
Purchases of common stock	(435,471)	(1,491,367)	(1,180,728)
Exercises of stock options	29,133	37,840	61,152
Cash dividends on common stock	(437,081)	(416,168)	(398,752)
Employee tax withholdings related to restricted share vesting	(77,783)	(63,500)	(71,279)
Other, net	(25,352)	(12,347)	(9,413)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,249,114	(2,330,994)	(2,222,278)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(50,272)	9,396	72,759
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,096,669	544,991	(840,650)
Cash, cash equivalents, and restricted cash at beginning of year	3,297,880	2,752,889	3,593,539
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF YEAR	$4,394,549	$3,297,880	$2,752,889

See notes to consolidated financial statements.

CENCORA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2025

Note 1. Summary of Significant Accounting Policies
Cencora, Inc. and its subsidiaries, including less-than-wholly-owned subsidiaries in which Cencora, Inc. has a controlling financial interest (the “Company”), is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. The Company delivers innovative programs and services designed to improve the effectiveness and efficiency of the pharmaceutical supply chain in both human and animal health.
The Company undertook a strategic review of its business to ensure alignment with its growth priorities and strategic drivers. As a result of this review, beginning in the first quarter of fiscal 2026, the Company reorganized certain business components within its reporting structure. The Company’s revised reporting structure is comprised of U.S. Healthcare Solutions, International Healthcare Solutions, and Other. The U.S. Healthcare Solutions reportable segment consists of U.S. Human Health (excluding legacy U.S. Consulting Services). The International Healthcare Solutions reportable segment consists of Alliance Healthcare, Innomar, World Courier, and strategic components of PharmaLex. Other, which is not considered a reportable segment, consists of businesses for which the Company has begun to explore strategic alternatives and includes MWI Animal Health, Profarma, U.S. Consulting Services, and the other components of PharmaLex. The Company's previously reported segment results have been revised to conform to its re-aligned reporting structure. Refer to Note 14 for the Company's presentation of segment results under the new reporting structure.
Basis of Presentation
The accompanying financial statements present the consolidated financial position, results of operations, and cash flows of the Company as of the dates and for the periods indicated. All significant intercompany accounts and transactions have been eliminated in consolidation.
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual amounts could differ from these estimated amounts due to uncertainties inherent in such estimates. Management periodically evaluates estimates used in the preparation of the financial statements for continued reasonableness. Certain reclassifications have been made to prior-period amounts to conform to the current year presentation.
Recently Adopted Accounting Pronouncements
In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”).” ASU 2023-07 requires public entities to disclose significant segment expenses on an annual and interim basis and to provide in interim periods all disclosures about a reportable segment’s profit or loss that are currently required annually. ASU 2023-07 is effective for annual periods beginning after December 15, 2023 and interim periods beginning after December 15, 2024. The Company adopted ASU 2023-07 and retrospectively reflected segment cost of goods sold and segment operating expenses in Note 14. The adoption of ASU 2023-07 had no impact on the Company’s Consolidated Financial Statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”).” ASU 2023-09 requires entities to provide additional information in their tax rate reconciliation and additional disclosures about income taxes paid by jurisdiction. ASU 2023-09 is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted. The guidance should be applied prospectively, but entities have the option to apply it retrospectively for each period presented. The Company is evaluating the impact of adopting this new accounting guidance.
In November 2024, the FASB issued ASU No. 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”).” ASU 2024-03 requires disaggregated disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. Expense captions should be disaggregated to include expenses related to purchases of inventory, employee compensation, depreciation, and intangible asset amortization. ASU 2024-03 applies to public entities and is effective for annual periods beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The guidance should be applied prospectively with the option for retrospective application. The Company is evaluating the impact of adopting this new accounting guidance.
Business Combinations
The assets acquired and liabilities assumed from an acquired business are recorded at estimated fair value, with the residual of the purchase price recorded as goodwill. The results of operations of an acquired businesses are included in the Company’s operating results from the date of acquisition.
Cash, Cash Equivalents, and Restricted Cash
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.
The Company is required to maintain certain cash deposits with banks mainly consisting of deposits restricted under contractual agency agreements and cash restricted by law and other obligations.
The following represents a reconciliation of cash and cash equivalents in the Consolidated Balance Sheets to cash, cash equivalents, and restricted cash in the Consolidated Statements of Cash Flows:

	September 30,
(amounts in thousands)	2025	2024	2023	2022
Cash and cash equivalents	$4,356,138	$3,132,648	$2,592,051	$3,388,189
Restricted cash (included in Prepaid Expenses and Other)	38,411	98,596	97,722	144,980
Restricted cash (included in Other Assets)	—	66,636	63,116	60,370
Cash, cash equivalents, and restricted cash	$4,394,549	$3,297,880	$2,752,889	$3,593,539
Concentrations of Credit Risk and Allowance for Credit Losses
The Company has sales to a significant number of customers in the healthcare industry that include institutional and retail healthcare providers. Institutional healthcare providers include acute care hospitals, health systems, mail order pharmacies, long-term care and other alternate care pharmacies and providers of pharmacy services to such facilities, and physician offices. Retail healthcare providers include national and regional retail drugstore chains, independent community pharmacies, pharmacy departments of supermarkets and mass merchandisers, and veterinarians. The financial condition of the Company’s customers can be affected by changes in government reimbursement policies as well as by other economic pressures in the healthcare industry.
The Company’s trade accounts receivables are exposed to credit risk. Revenue from the various agreements and arrangements with Walgreens and Boots UK Ltd. collectively accounted for approximately 25% of revenue and represented approximately 38% of accounts receivable, net of incentives, as of September 30, 2025. Evernorth Health Services, the Company’s second largest customer in fiscal 2025, accounted for approximately 13% of revenue and represented approximately 5% of accounts receivable as of September 30, 2025. The Company generally does not require collateral for trade receivables. The Company evaluates its receivables for risk of loss by grouping its receivables with similar risk characteristics. Expected losses are determined based on a combination of historical loss trends, current economic conditions, and forward-looking risk factors. Changes in these factors, among others, may lead to adjustments in the Company’s allowance for credit losses. The calculation of the required allowance requires judgment by Company management as to the impact of those and other factors on the ultimate realization of its trade receivables. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains reserves for expected credit losses for specific credit problems when they arise. There were no significant changes to this process during fiscal 2025, 2024, and 2023, and bad debt expense was computed in a consistent manner during these periods.
The Company maintains cash, cash equivalents, and restricted cash with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. These deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and, therefore, bear minimal credit risk. The Company seeks to mitigate such risks by monitoring the risk profiles of these counterparties. The Company also seeks to mitigate risk by monitoring the investment strategy of money market accounts in which it is invested, which are classified as cash equivalents.

Contingencies
Loss Contingencies: In the ordinary course of its business, the Company becomes involved in lawsuits, administrative proceedings, government subpoenas, government investigations, stockholder demands, and other disputes, including antitrust, commercial, data privacy and security, product liability, intellectual property, regulatory, employment discrimination, and other matters. Significant damages or penalties may be sought from the Company in some matters, and some matters may require years for the Company to resolve. The Company records a reserve for these matters when it is both probable that a loss has been incurred and the amount can be reasonably estimated. The Company also performs an assessment of the materiality of loss contingencies where a loss is either not probable or it is reasonably possible that a loss could be incurred in excess of amounts accrued. If a loss or an additional loss has at least a reasonable possibility of occurring and the impact on the financial statements would be material, the Company provides disclosure of the loss contingency in the notes to its financial statements. The Company reviews all contingencies at least quarterly to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or the range of the loss can be made. Among the loss contingencies that the Company considered in accordance with the foregoing in connection with the preparation of the accompanying financial statements were the opioid matters described in Note 12.
Gain Contingencies: The Company records gain contingencies when they are realized. Gains from antitrust litigation settlements are realized upon the receipt of cash and recorded as a reduction to cost of goods sold because they represent a recovery of amounts historically paid to manufacturers to originally acquire the pharmaceuticals that were the subject of the antitrust litigation settlements (see Note 13).
Derivative Financial Instruments and Nonderivative Hedges
The Company utilizes derivative financial instruments to manage exposures to foreign currency. The Company records all derivative financial instruments on the balance sheet at fair value and complies with established criteria for designation and effectiveness of hedging relationships. The Company’s policy prohibits it from entering into derivative financial instruments for speculative or trading purposes.
The Company uses foreign currency denominated debt held at the parent level to offset a portion of its foreign currency exchange rate exposure on its net investments in Euro-denominated subsidiaries. The Company’s €1.0 billion of senior notes (Note 6) are designated as nonderivative hedging instruments that are remeasured each reporting period to reflect changes in the foreign currency exchange spot rate, with changes since the last remeasurement date recorded as foreign currency translation adjustments as a component of other comprehensive income/loss. The Company recorded losses on its nonderivative hedges of $55.3 million in Foreign Currency Translation Adjustments in the Consolidated Statement of Comprehensive Income in fiscal 2025.
Foreign Currency
When the functional currency of the Company’s foreign operations is the applicable local currency, assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the weighted average exchange rates for the period. The resulting asset and liability translation adjustments are recorded as a component of Accumulated Other Comprehensive Loss within Stockholders’ Equity.
During the quarter ended March 31, 2022, Türkiye became a highly inflationary economy, as defined under GAAP. As a result, effective April 1, 2022, and until such time as the applicable economy is no longer considered highly inflationary, Turkish Lira-denominated assets and liabilities are remeasured using the Company’s reporting currency in accordance with Accounting Standards Codification (“ASC”) 830, “Foreign Currency Matters.” Turkish Lira denominated monetary assets and liabilities (primarily cash, accounts receivables, and accounts payables) are remeasured at each balance sheet date using the currency exchange rate then in effect, with currency remeasurement gains and losses recognized in Other Income in the Statement of Operations. Turkish Lira-denominated nonmonetary assets and liabilities (primarily inventories, goodwill, and other intangible assets) are translated at the currency exchange rate in effect prior to highly inflation accounting commencement or at the exchange rate in effect at their date of acquisition if subsequent to April 1, 2022. As such, nonmonetary assets and liabilities retain a higher historical basis when currencies are devalued. This higher historical basis results in incremental expense being recognized when nonmonetary assets are consumed (i.e., sale of inventory). During fiscal 2025, 2024, and 2023, the Company recorded incremental expenses of $49.6 million, $54.1 million, and $87.0 million, respectively, in Cost of Goods Sold related to the consumption of inventory and expenses of $5.9 million, $1.2 million, and $9.0 million, respectively, within Other Loss (Income), Net related to the currency remeasurement of monetary assets and liabilities.

Goodwill and Other Intangible Assets
Goodwill arises from acquisitions or consolidations of specific operating companies and is assigned to the reporting unit in which a particular operating company resides. The Company identifies its reporting units based upon the Company’s management reporting structure, beginning with its operating segments. The Company evaluates whether the components within its operating segments have similar economic characteristics, which include the similarity of long-term gross margins, the nature of the components’ products, services, and production processes, the types of customers and the methods by which products or services are delivered to customers, and the components’ regulatory environment and aggregates two or more components within an operating segment that have similar economic characteristics. As of September 30, 2025, the Company’s reporting units included U.S. Pharmaceutical Distribution Services, U.S. Consulting Services, MWI Animal Health, Alliance Healthcare, Innomar, World Courier, PharmaLex, and Profarma.
Goodwill and other intangible assets with indefinite lives, such as certain trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually. For the purpose of these impairment tests, the Company can elect to perform a qualitative assessment to determine if it is more likely than not that the fair values of its reporting units and indefinite-lived intangible assets are less than the respective carrying values of those reporting units and indefinite-lived intangible assets, respectively. Such qualitative factors can include, among others, industry and market conditions, overall financial performance, and relevant entity-specific events. If the Company concludes based on its qualitative assessment that it is more likely than not that the fair value of a reporting unit is less than its carrying value, it performs a quantitative analysis. The Company elected to perform quantitative impairment assessments of goodwill for all its reporting units in fiscal 2025, 2024, and 2023 with the exception of its PharmaLex reporting unit in fiscal 2023 since it was acquired in fiscal 2023. The Company elected to perform qualitative impairment assessments of indefinite-lived intangible assets in fiscal 2025, 2024, and 2023.
The quantitative goodwill impairment test requires the Company to compare the carrying value of the reporting unit’s net assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further evaluation is required, and no impairment loss is recognized. If the carrying amount exceeds the fair value, the difference between the carrying value and the fair value is recorded as an impairment loss, the amount of which may not exceed the total amount of goodwill allocated to the reporting unit.
When performing a quantitative impairment assessment, the Company utilizes an income approach or a weighted average of an income and market approach to value its reporting units. The income approach relies on a discounted cash flow analysis, which considers forecasted cash flows discounted at an appropriate discount rate, to determine the fair value of each reporting unit. The Company generally believes that market participants would use a discounted cash flow analysis to determine the fair value of the Company’s reporting units in a sale transaction. The annual goodwill impairment test requires the Company to make several assumptions and estimates concerning future levels of revenue growth, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margins, capital expenditures, and working capital requirements, which are based upon the Company’s long-range plan. The discount rate is an estimate of the overall after-tax rate of return required by a market participant whose weighted average cost of capital includes both debt and equity, including a risk premium. While the Company uses the best available information to prepare its forecasted cash flows and discount rate assumptions, actual future cash flows and/or market conditions could differ significantly resulting in future impairment charges related to recorded goodwill balances. While there are always changes in assumptions to reflect changing business and market conditions, the Company’s overall methodology and the population of assumptions used have remained unchanged.
The Company completed its required annual impairment assessments relating to goodwill and indefinite-lived intangible assets in fiscal 2025, 2024, and 2023 and, as a result, recorded goodwill impairments (see Note 5) of $723.9 million and $418.0 million in its PharmaLex reporting unit in fiscal 2025 and 2024, respectively. No goodwill impairments were recorded in fiscal 2023 and no indefinite-lived intangible asset impairments were recorded in fiscal 2025, 2024, or 2023.
Finite-lived intangible assets are amortized using the straight-line method over the estimated useful lives of the assets. The Company performs a recoverability assessment of its long-lived assets when impairment indicators are present. The Company performed a recoverability assessment of PharmaLex’s long-lived asset group as of July 1, 2025, and it was determined to be recoverable.
Income Taxes
The Company accounts for income taxes using a method that requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between tax bases and financial reporting bases of the Company’s assets and liabilities (commonly known as the asset and liability method). In assessing the need to establish a valuation allowance on deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, including settlements with tax authorities or resolutions of any related appeals or litigation processes, based upon the technical merits of the position. Tax benefits associated with uncertain tax positions that have met the recognition criteria are measured and recorded based upon the highest probable outcome that is more than 50% likely to be realized after full disclosure and resolution of a tax examination.
Inventories
Inventories are stated at the lower of cost or market. Cost for approximately 63% and 65% of the Company’s inventories as of September 30, 2025 and 2024, respectively, has been determined using the last-in, first-out (“LIFO”) method. If the Company had used the first-in, first-out method of inventory valuation, which approximates current replacement cost, inventories would have been approximately $1,458.9 million and $1,535.8 million higher than the amounts reported as of September 30, 2025 and 2024, respectively. The Company recorded LIFO credits of $76.9 million and $52.2 million in fiscal 2025 and 2024, respectively, and LIFO expense of $204.6 million in fiscal 2023. The annual LIFO provision is affected by manufacturer pricing practices, which may be impacted by market and other external influences, changes in inventory quantities, and product mix, many of which are difficult to predict. Changes to any of the above factors can have a material impact on the Company’s annual LIFO provision. Cost for the Company’s inventory that is not determined using the LIFO method is stated at the lower of cost or market using the first-in, first-out method or moving average price method.
Investments
The Company first evaluates its investments in accordance with the variable interest model to determine whether it has a controlling financial interest in an investment. This evaluation is made as of the date on which the Company makes its initial investment, and subsequent evaluations are made if the structure of the investment changes. If it has determined that an investment is a variable interest entity (“VIE”), the Company evaluates whether the VIE is required to be consolidated. When the Company holds rights that give it the power to direct the activities of an entity that most significantly impact the entity’s economic performance, combined with the obligation to absorb an entity’s losses and the right to receive benefits, the Company consolidates a VIE. If it is determined that an investment is not a VIE, the Company then evaluates its investments under the voting interest model and generally consolidates investments in which it holds an ownership interest of greater than 50%. When the Company consolidates less-than-wholly-owned subsidiaries, it records its noncontrolling interest in its consolidated financial statements.
For equity securities without a readily determinable fair value, the Company uses the fair value measurement alternative and measures the securities at cost less impairment, if any, including adjustments for observable price changes in orderly transactions for an identical or similar investment of the same issuer. For investments in which the Company can exercise significant influence but does not control, it uses the equity method of accounting. The Company’s share of earnings and losses of its investments is recorded in Other Loss (Income), Net in the Consolidated Statements of Operations. The Company monitors its investments for impairment by considering factors such as the operating performance of the investment and current economic and market conditions. In fiscal 2025, the Company recorded a $113.5 million impairment of an equity investment that was made in fiscal 2021 in Other Loss (Income), Net in its Consolidated Statement of Operations.
Leases
At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the facts and circumstances present. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. At the lease commencement date, operating and finance lease liabilities and their corresponding right-of-use (“ROU”) assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable and, as such, the Company uses its incremental borrowing rate to discount the lease liabilities, which is the rate incurred to borrow on a collateralized basis over a similar term in a similar economic environment. Certain adjustments to the ROU asset may be required for items such as incentives received. The Company does not recognize on the balance sheet leases with terms of one year or less.
    The Company has operating leases that are primarily comprised of buildings, office equipment, distribution center equipment, and vehicles. Some of the Company’s leases include options to extend or early terminate the lease, which are included in the lease term when it is reasonably certain to exercise and there is a significant economic incentive to exercise that option. Certain lease agreements contain provisions for future rent increases. Lease payments included in the measurement of the lease liability comprise fixed payments. The Company combines lease and non-lease components as a single component. Operating lease cost is recognized over the expected lease term on a straight-line basis and is recorded in Distribution, Selling, and Administrative in the Company’s Consolidated Statements of Operations. Variable lease payments, which are primarily comprised of maintenance, taxes, and other payments based on usage, are recognized when the expense is incurred. The Company’s leases do not contain residual value guarantees.

Manufacturer Incentives
The Company considers fees and other incentives received from its suppliers relating to the purchase and distribution of inventory to represent product discounts, and, as a result, they are recognized within cost of goods sold upon the sale of the related inventory.
Property and Equipment
Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 40 years for buildings and improvements and from 3 to 10 years for machinery, equipment, and other. The costs of repairs and maintenance are charged to expense as incurred.
The Company capitalizes project costs relating to computer software developed or obtained for internal use when the activities related to the project reach the application development stage. Costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities are expensed as they are incurred. Software development costs are depreciated using the straight-line method over the estimated useful lives, which range from 3 to 10 years.
The following table summarizes the Company’s property and equipment balances for the periods indicated:

	September 30,
(in thousands)	2025	2024
Property and equipment, at cost:
Land	$124,999	$117,128
Buildings and improvements	1,128,433	893,694
Machinery, equipment, and other	4,479,886	4,204,268
Total property and equipment	5,733,318	5,215,090
Less accumulated depreciation	(3,194,242)	(3,033,680)
Property and equipment, net	$2,539,076	$2,181,410
Revenue Recognition
The Company’s revenues are primarily generated from the distribution of pharmaceutical products. The Company also generates revenues from global commercialization services, which include clinical trial support, post-approval and commercialization support, and global specialty transportation and logistics for the biopharmaceutical industry. See Note 14 for the Company’s disaggregated revenue.
The Company recognizes revenue related to the distribution of products at a point in time when title and control transfers to customers and there is no further obligation to provide services related to such products. Service revenue is recognized over the period that services are provided to the customer. The Company is generally the principal in a transaction; therefore, revenue is primarily recorded on a gross basis. When the Company is the principal in a transaction, it has determined that it controls the ability to direct the use of the product or service prior to the transfer to a customer, it is primarily responsible for fulfilling the promise to provide the product or service to its customer, it has discretion in establishing pricing, and it controls the relationship with the customer. Revenue is recognized at the amount of consideration expected to be received. For the distribution business, revenue is primarily generated from a contract related to a confirmed purchase order with a customer in a distribution arrangement and is net of estimated sales returns and allowances, other customer incentives, and sales tax.
When the Company is the agent in a transaction, the fee received from a manufacturer customer is recognized within revenue as the service is performed.
The Company’s customer sales return policy generally allows customers to return products only if the products can be resold at full value or returned to suppliers for full credit. The Company records an accrual for estimated customer sales returns at the time of sale to the customer based upon historical return trends. As of September 30, 2025 and 2024, the Company’s accrual for estimated customer sales returns was $1,625.8 million and $1,175.9 million, respectively.
Share-Based Compensation
The Company accounts for the compensation cost of all share-based payments at fair value. The fair value of restricted stock units and performance stock units is based upon the grant date market price of the Company’s common stock.
Share-based compensation expense is recognized over the requisite service period within Distribution, Selling, and Administrative in the Consolidated Statements of Operations to correspond with the same line item as the cash compensation paid to employees. Compensation expense associated with nonvested performance stock units is dependent upon the Company’s periodic assessment of the probability of the targets being achieved and its estimate of the number of shares that will ultimately be issued.
The income tax effects of awards are recognized when the awards vest or are settled and are recognized in Income Tax Expense in the Company’s Consolidated Statements of Operations.
Shipping and Handling Costs
Shipping and handling costs include all costs to warehouse, pick, pack, and deliver inventory to customers. These costs, which were $1,294.4 million, $1,265.7 million, and $1,200.0 million for fiscal 2025, 2024, and 2023, respectively, are included in Distribution, Selling, and Administrative in the Company’s Consolidated Statements of Operations.
Supplier Reserves
The Company establishes reserves against amounts due from its suppliers relating to various price and rebate incentives, including deductions or billings taken against payments otherwise due to them from the Company. These reserve estimates are established based upon the judgment of Company management after carefully considering the status of current outstanding claims, historical experience with the suppliers, the specific incentive programs, and any other pertinent information available to the Company. The Company evaluates the amounts due from its suppliers on a continual basis and adjusts the reserve estimates when appropriate based upon changes in circumstances. The ultimate outcome of any outstanding claim may be different than the Company’s estimate.
Note 2. Acquisitions and Equity Method Investment
RCA Acquisition
On January 2, 2025, the Company acquired an 85% interest in Retina Consultants of America (“RCA”) for $4,042.0 million in cash, $694.4 million of contingent consideration related to equity units for certain RCA physicians and members of management that retained the remaining 15% interest in RCA, $545.7 million for the settlement of a net receivable resulting from a pre-existing commercial relationship between the Company and RCA, and $393.1 million for contingent consideration payable to the sellers associated with RCA’s achievement of certain predefined business objectives in fiscal 2027 and fiscal 2028. The Company funded the cash purchase price through a combination of cash on hand and new debt financing (see Note 6). The Company believes the acquisition of RCA allows it to broaden its relationships with community providers and to build on its leadership in specialty pharmaceuticals within its U.S. Healthcare Solutions reportable segment.
As part of the acquisition, certain RCA physicians and members of management retained equity in RCA. The Company evaluated the equity unit arrangements to determine if the contingent payments were part of the purchase price or post-acquisition compensation expense, which would be recognized over any future service period. The $694.4 million of contingent consideration for the retained equity units was concluded to be a part of the purchase price and initially recorded at its fair value at the time of the acquisition based on the unit price that the Company paid to acquire RCA times the number of equity units retained by RCA physicians and members of management, and represents a Level 3 fair value measurement. The equity units retained by RCA physicians have an embedded option feature that is a liability classified compensation arrangement and is being expensed ratably over a period of 1.5 years. The fair value of the embedded option feature was determined using a Black-Scholes model that included assumptions for the equity unit value, expected life, and volatility and represents a Level 3 fair value measurement. During fiscal 2025, the Company recognized an expense of $121.7 million related to this embedded option feature and other incentive units granted in conjunction with the acquisition of RCA in Acquisition-Related Deal and Integration Expenses in its Consolidated Statement of Operations. The liability and associated future expenses may vary based on the change in the estimated fair value and payments made. The Company’s estimated liability related to the equity units is $815.2 million and is recorded in Other Liabilities on the Company’s Consolidated Balance Sheet, as of September 30, 2025.
The $393.1 million of contingent consideration represented an initial estimate for RCA’s achievement of certain predefined business objectives in fiscal 2027 and fiscal 2028 and provides for the potential payment to the sellers of up to $500 million in the aggregate. The fair value of this liability was determined based on a weighted probability of the achievement of these objectives and represents a Level 3 fair value measurement. During the fourth quarter of fiscal 2025, the Company increased the estimated fair value of the liability related to the achievement of the predetermined business objectives from the initial estimated value and recorded an expense of $19.6 million in Acquisition-Related Deal and Integration Expenses in its Consolidated Statement of Operations. The Company’s estimated liability related to the achievement of the predetermined business objectives is $412.6 million and is recorded in Other Liabilities on the Company’s Consolidated Balance Sheet, as of September 30, 2025.

The purchase price has been preliminarily allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the acquisition in the table that follows. The allocation as of September 30, 2025 is pending the finalization of working capital and tax account balances. There can be no assurance that the estimated amounts recorded will represent the final purchase price allocation.

(in thousands)
Consideration
Cash	$4,042,007
Total estimated contingent consideration	1,087,450
Settlement of a net receivable resulting from a pre-existing commercial relationship	545,738
Estimated fair value of total consideration	$5,675,195

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$143,312
Accounts receivable	450,744
Inventories	110,564
Prepaid expenses and other	12,866
Property and equipment	173,098
Goodwill	4,774,338
Other intangible assets	178,000
Deferred income taxes	46,380
Other assets	182,307
Total assets acquired	$6,071,609

Accounts payable	$72,385
Accrued expenses and other	163,272
Accrued income taxes	4,258
Other liabilities	156,164
Total liabilities assumed	$396,079

Net assets acquired	$5,675,530

Total estimated contingent consideration	(1,087,450)
Settlement of a net receivable resulting from a pre-existing commercial relationship	(545,738)
Noncontrolling interest	(335)
Total cash paid	4,042,007
Cash acquired	(143,312)
Net cash paid	$3,898,695
The estimated fair value of the trade name acquired is $178.0 million and the estimated useful life is 15 years.
Goodwill reflects the intangible assets that do not qualify for separate recognition. Approximately $1,071 million of goodwill resulting from this acquisition is expected to be deductible for income tax purposes.
The Company incurred $65.1 million of acquisition-related costs in connection with this acquisition. These costs are included in Acquisition-Related Deal and Integration Expenses in the Company’s Consolidated Statements of Operations.
The Company’s consolidated results of operations since the acquisition date include RCA revenue of $2.1 billion. RCA’s results of operations are included in the U.S. Healthcare Solutions reportable segment within the Company’s business segment information (see Note 14).

Investment in OneOncology
In June 2023, the Company and TPG, a global alternative asset management firm, acquired OneOncology, LLC (“OneOncology”), a network of leading oncology practices. Including all direct transaction costs, the Company invested $718.4 million (representing 34.9%) in a joint venture formed to acquire OneOncology for approximately $2.1 billion, and TPG acquired the majority interest in the joint venture. The Company accounts for its interest in the joint venture as an equity method investment, which is included in Other Assets on its Consolidated Balance Sheet.
The Company and TPG Inc. (“TPG”) are party to a series of put and call options governing the remaining interests in the joint venture, including TPG’s interest. The Company owns a call option that, on the date that is the third anniversary of the closing, allows it to purchase the remaining interests in the joint venture at the greater of 19 times OneOncology’s adjusted earnings before interest, taxes, depreciation and amortization for the most recently ended 12-month period (“OneOncology EBITDA”) or 2.5 times a Multiple on Invested Capital, all of which is subject to various adjustments and qualifications. TPG owns a put option that, beginning on the third anniversary of the closing and ending on the day before the fourth anniversary of the closing, allows it to require the Company to purchase the remaining interests in the joint venture at a price equal to 19 times OneOncology EBITDA, subject to various adjustments and qualifications. The Company owns a call option that, beginning on the fourth anniversary of the closing and ending on the day before the fifth anniversary of the closing, allows it to purchase the remaining interests in the joint venture, also at a price equal to 19 times OneOncology EBITDA. The fair value of the net put option, which is a Level 3 fair value measurement, was determined using a Monte Carlo simulation, which relies on assumptions, including cash flow projections, risk-free rates, volatility, and details specific to the put and call options. The Company recorded the net fair value of the net put option of $872.9 million, which is recorded within Other Liabilities with a corresponding offset in Other Assets in the Company’s Consolidated Balance Sheets. Given the Company has elected to not mark the net put option to market, the fair value of the net put option at the time of the investment will remain on the balance sheet until its final resolution.
Upon the joint venture’s acquisition of OneOncology, it was determined that there was a $625.2 million difference between the carrying value of the Company’s investment in OneOncology and its underlying equity in net assets, which has been allocated to intangible assets of $305.6 million, a related deferred tax liability of $20.5 million, and goodwill of $340.0 million. The intangible assets and related deferred tax liability are being amortized over a weighted-average life of 23 years.
PharmaLex Acquisition
The Company acquired and assumed control of PharmaLex Holding GmbH (“PharmaLex”) effective January 1, 2023 for $1.473 billion, subject to customary adjustments, including a $29.3 million cash holdback.
The Company completed the purchase price allocations as of December 31, 2023. The purchase price was allocated to the underlying assets acquired, including $37.4 million of cash and cash equivalents, and liabilities assumed based upon their estimated fair values as of the date of the acquisition.
The purchase price exceeded the estimated fair value of the net tangible and intangible assets acquired by $1,010.2 million, which was allocated to goodwill. Goodwill resulting from this acquisition is not deductible for income tax purposes.
The estimated fair value of the intangible assets acquired of $558.9 million, and the estimated useful lives are as follows:

(in thousands, except useful lives)	Fair Value	Useful Lives
Customer relationships	$522,634	12
Trade names	30,931	5
Software technology	5,333	6
Total	$558,898
The Company established an estimated deferred tax liability of $146.0 million primarily in connection with the intangible assets acquired.

Note 3. Variable Interest Entity
The Company has substantial governance rights that allow it to direct the activities that significantly impact Profarma’s economic performance. As such, the Company consolidates the operating results of Profarma in its consolidated financial statements. The Company is not obligated to provide future financial support to Profarma.
The following assets and liabilities of Profarma are included in the Company’s Consolidated Balance Sheet for the periods indicated:

	September 30,
(in thousands)	2025	2024
Cash and cash equivalents	$70,796	$58,082
Accounts receivables, net	260,759	236,930
Inventories	303,480	259,299
Prepaid expenses and other	55,981	68,612
Property and equipment, net	65,410	49,869
Other intangible assets	53,861	58,116
Other long-term assets	99,519	83,765
Total assets	$909,806	$814,673

Accounts payable	$349,876	$307,201
Accrued expenses and other	71,383	56,597
Short-term debt	116,361	76,308
Long-term debt	65,390	91,246
Deferred income taxes	11,986	19,227
Other long-term liabilities	75,132	61,690
Total liabilities	$690,128	$612,269
Profarma’s assets can only be used to settle its obligations, and its creditors do not have recourse to the general credit of the Company.

Note 4. Income Taxes
Income Before Income Taxes
The following table summarizes the Company’s income before income taxes for the periods indicated:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
Domestic	$1,611,725	$1,288,983	$1,418,457
Foreign	646,611	714,992	742,379
Total	$2,258,336	$2,003,975	$2,160,836
Income Tax Expense
The components of the Company’s consolidated income tax expense are summarized in the following table for the periods indicated:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
Current provision:
Federal	$331,272	$309,380	$259,126
State and local	99,084	80,040	42,933
Foreign	200,302	197,606	245,065
Total current provision	630,658	587,026	547,124
Deferred provision (benefit):
Federal	57,967	(17,934)	(15,600)
State and local	24,335	1,392	19,445
Foreign	(22,438)	(85,782)	(122,709)
Total deferred provision (benefit)	59,864	(102,324)	(118,864)
Income tax expense	$690,522	$484,702	$428,260
Tax Rate Reconciliation
A reconciliation of the statutory U.S. federal income tax rate to the Company’s consolidated effective income tax rate is as follows for the periods indicated:

	Fiscal Year Ended September 30,
	2025	2024	2023
Statutory U.S. federal income tax rate	21.0%	21.0%	21.0%
State and local income tax rate, net of federal tax benefit	3.4	3.0	2.3
Tax effect of foreign operations	(2.7)	(2.4)	(2.3)
Foreign-derived intangible income	(4.0)	(0.5)	(0.1)
Unrecognized tax benefits	3.4	0.9	(0.4)
Impairment of assets, including goodwill	8.2	4.9	—
RCA contingent consideration adjustments	1.3	—	—
Change in valuation allowance	0.2	(4.2)	0.1
Other, net	(0.2)	1.5	(0.8)
Effective income tax rate	30.6%	24.2%	19.8%

Deferred Tax Liabilities and Assets
Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts. Significant components of the Company’s deferred tax liabilities (assets) are as follows:

	September 30,
(in thousands)	2025	2024
Inventories	$1,578,513	$1,537,057
Property and equipment	109,649	103,959
Goodwill and other intangible assets	1,081,544	1,143,962
Right-of-use assets	384,884	285,434
Other	37,266	31,416
Gross deferred tax liabilities	3,191,856	3,101,828

Net operating loss carryforwards and other tax attributes	(623,370)	(530,024)
Allowance for credit losses	(25,670)	(18,949)
Accrued expenses	(17,047)	(9,419)
Accrued litigation liability	(771,912)	(855,962)
Employee and retiree benefits	(31,466)	(26,960)
Goodwill and other intangible assets	(379,401)	(401,822)
Lease liabilities	(416,718)	(312,357)
Share-based compensation	(27,247)	(23,161)
Other	(149,001)	(128,136)
Gross deferred tax assets	(2,441,832)	(2,306,790)
Valuation allowance for deferred tax assets	661,890	602,361
Deferred tax assets, net of valuation allowance	(1,779,942)	(1,704,429)
Net deferred tax liabilities	$1,411,914	$1,397,399
As of September 30, 2025, the Company had $168.2 million of potential tax benefits from federal and state net operating loss and other tax attribute carryforwards and $491.6 million of potential tax benefits from foreign loss carryforwards, both of which have varying expiration dates. The Company had $1.5 million of federal tax credit carryforwards, $1.0 million of state tax credit carryforwards, and $3.1 million of foreign alternative minimum tax credit carryforwards.
The Company assesses the available positive and negative evidence to determine whether deferred tax assets are more likely than not to be realized. As a result of this assessment, valuation allowances have been recorded on certain deferred tax assets. For fiscal 2025, the Company increased the valuation allowance on deferred tax assets by $59.5 million primarily due to the change in the valuation allowance against foreign net operating loss carryforwards. For fiscal 2024, the Company decreased the valuation allowance on deferred tax assets by $35.0 million primarily due to the increase in the valuation allowance against tax deductible goodwill.
In fiscal 2025, 2024, and 2023, tax benefits of $16.0 million, $15.0 million, and $24.6 million, respectively, related to the exercise of employee stock options and lapses of restricted stock units were recorded in Income Tax Expense in the Company’s Consolidated Statements of Operations. The tax benefits recognized in fiscal 2025, 2024, and 2023 are not necessarily indicative of amounts that may arise in future periods.
Income tax payments, net of refunds, were $571.2 million, $603.9 million, and $463.1 million in fiscal 2025, 2024, and 2023, respectively.
Cumulative undistributed earnings of international subsidiaries were $4.3 billion as of September 30, 2025, $2.3 billion of which is considered permanently reinvested. It is not practicable to estimate the taxes that would be due if such earnings were to be repatriated in the future.
The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. The Company is currently undergoing certain state and local income tax audits for various years. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities for years before 2020. The Company believes it has adequate tax reserves to cover potential federal, state or foreign tax exposures.

Unrecognized Tax Benefits
As of September 30, 2025 and 2024, the Company had unrecognized tax benefits, defined as the aggregate tax effect of differences between tax return positions and the benefits recognized in the Company’s financial statements, of $640.5 million and $545.0 million, respectively ($583.8 million and $498.0 million, net of federal tax benefit, respectively). If recognized in fiscal 2025 and 2024, $574.0 million and $488.1 million, respectively, of these benefits would have reduced income tax expense and the effective tax rate. As of September 30, 2025 and 2024, included in the unrecognized tax benefits are $72.3 million and $43.9 million of interest and penalties, respectively, which the Company records in Income Tax Expense in the Company’s Consolidated Statements of Operations.
A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, for the periods indicated is as follows:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
Unrecognized tax benefits at beginning of period	$501,064	$525,933	$526,522
Additions to tax positions of the current year	41,433	13,636	22,646
Additions to tax positions of the prior years	37,611	—	11,875
Reductions of tax positions of the prior years	—	(37,520)	(31,110)
Settlements and expiration of statutes of limitations	(12,406)	(2,410)	(3,457)
Effects of foreign currency translation	457	1,425	(543)
Unrecognized tax benefits at end of period	$568,159	$501,064	$525,933
During the next 12 months, the Company does not anticipate any material change in unrecognized tax benefits due to tax audit resolutions and the expiration of statutes of limitations.
A significant portion of the Company’s unrecognized tax benefits as of September 30, 2025 relates to the legal accrual for litigation related to the Distributor Settlement Agreement, as well as other opioid-related litigation, as disclosed in Note 12. The Company has applied significant judgment in estimating the amount of the opioid settlements that will be deductible for U.S. federal and state purposes. In estimating the amount that would be deductible, the Company considered prior U.S. tax case law, the amount and character of the damages sought in litigation, and other relevant factors.
Note 5. Goodwill and Other Intangible Assets
In the first quarter of fiscal 2026, the Company announced a strategic reorganization of its business. As discussed in Note 1, the Company began reporting externally under the new structure as of October 1, 2025. The below table and the goodwill impairment assessment results described below relate to the previous reporting structure in effect as of September 30, 2025. The following is a summary of the changes in the carrying value of goodwill, by reportable segment, for fiscal 2025 and 2024:

(in thousands)	U.S. Healthcare Solutions	International Healthcare Solutions	Total
Goodwill as of September 30, 2023	$6,205,774	$3,368,343	$9,574,117
Purchase accounting adjustments	—	(12,904)	(12,904)
Goodwill recognized in connection with acquisitions	—	18,712	18,712
Goodwill impairment	—	(418,000)	(418,000)
Foreign currency translation	2,748	153,354	156,102
Goodwill as of September 30, 2024	6,208,522	3,109,505	9,318,027
Goodwill recognized in connection with acquisitions	4,896,085	123,112	5,019,197
Goodwill impairment	—	(723,884)	(723,884)
Foreign currency translation	383	62,797	63,180
Goodwill as of September 30, 2025	$11,104,990	$2,571,530	$13,676,520

The Company continued to experience weakening demand for specialized services in the life sciences industry, which has negatively impacted the operating results of PharmaLex. In the fourth quarter of fiscal 2025 and in connection with the Company’s annual budgeting process, the Company revised PharmaLex’s long-range forecast. In connection with the Company’s annual goodwill impairment assessment, it recorded a full impairment of the remaining goodwill of $723.9 million in the PharmaLex reporting unit. The fair value of the reporting unit was determined based on a weighted average of income and market approaches. The income approach includes the Company’s forecasted cash flows in its long-range plan as well as discount rate and income tax rate assumptions. This represents a Level 3 nonrecurring fair value measurement. The Company believes that its assumptions are representative of market participant assumptions; however, the forecasted cash flows used to estimate fair value and measure the related impairment are inherently uncertain and include assumptions that could differ from actual results in future periods.
The carrying values of goodwill as of September 30, 2025 and 2024 are net of the following accumulated impairments:

(in thousands)	U.S. Healthcare Solutions	International Healthcare Solutions
Accumulated impairment losses as of September 30, 2025	$—	$1,217,820
Accumulated impairment losses as of September 30, 2024	$—	$493,936
The Company performed a recoverability assessment of PharmaLex’s long-lived assets as of July 1, 2025 using its revised long-range forecast. The recoverability assessment compared PharmaLex’s undiscounted cash flows to the carrying values of the PharmaLex asset group, including goodwill, and it was determined to be recoverable.
The following is a summary of other intangible assets:

	September 30, 2025				September 30, 2024
(dollars in thousands)	Weighted Average Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived trade name		$17,000	$—	$17,000	$17,000	$—	$17,000
Finite-lived:
Customer relationships	12 years	5,250,912	(1,860,484)	3,390,428	5,090,864	(1,536,081)	3,554,783
Trade names and other	11 years	1,457,176	(1,090,423)	366,753	1,259,954	(830,691)	429,263
Total other intangible assets		$6,725,088	$(2,950,907)	$3,774,181	$6,367,818	$(2,366,772)	$4,001,046
Amortization expense for finite-lived intangible assets was $556.9 million, $663.5 million, and $553.6 million in fiscal 2025, 2024, and 2023, respectively. Amortization expense for finite-lived intangible assets is estimated to be $401.0 million in fiscal 2026, $341.9 million in fiscal 2027, $330.0 million in fiscal 2028, $314.9 million in fiscal 2029, $294.1 million in fiscal 2030, and $2,075.3 million thereafter.

Note 6. Debt
Debt consisted of the following:

	September 30,
(in thousands)	2025	2024
Multi-currency revolving credit facility due in 2030	$—	$—
Receivables securitization facility due in 2028	—	—
Term loan due in 2027	799,043	—
Money market facility due in 2027	—	—
Working capital credit facility due in 2026	—	—
$500,000, 3.250% senior notes due 2025	—	499,738
$750,000, 3.450% senior notes due 2027	748,150	747,308
$500,000, 4.625% senior notes due 2027	497,309	—
€500,000, 2.875% senior notes due 2028	583,903	—
$600,000, 4.850% senior notes due 2029	596,603	—
$500,000, 2.800% senior notes due 2030	497,174	496,564
$1,000,000, 2.700% senior notes due 2031	993,838	992,718
€500,000, 3.625% senior notes due 2032	581,685	—
$500,000, 5.125% senior notes due 2034	495,104	494,514
$700,000, 5.150% senior notes due 2035	694,909	—
$500,000, 4.250% senior notes due 2045	495,792	495,574
$500,000, 4.300% senior notes due 2047	494,088	493,821
Alliance Healthcare debt	1,424	286
Nonrecourse debt	181,751	167,553
Total debt	7,660,773	4,388,076
Less current portion of senior notes	—	499,738
Less Alliance Healthcare current portion	1,424	286
Less nonrecourse current portion	116,361	76,307
Long-term debt	$7,542,988	$3,811,745
Multi-Currency Revolving Credit Facility
The Company had a $2.4 billion multi-currency senior unsecured revolving credit facility (“Multi-Currency Revolving Credit Facility”) with a syndicate of lenders, which was scheduled to expire in October 2029. In June 2025, the Company amended and restated the Multi-Currency Revolving Credit Facility to extend the expiration to June 2030 and increase the aggregate amount of the commitments under this facility to $4.5 billion. Interest on borrowings under the Multi-Currency Revolving Credit Facility accrues at specified rates based upon the Company’s debt rating. The Company pays facility fees to maintain the availability under the Multi-Currency Revolving Credit Facility at specified rates based on its debt rating. The Company may choose to repay or reduce its commitments under the Multi-Currency Revolving Credit Facility at any time. The Multi-Currency Revolving Credit Facility contains covenants, including compliance with a financial leverage ratio test, as well as others that impose limitations on, among other things, indebtedness of subsidiaries and asset sales, with which the Company was compliant as of September 30, 2025. There were no borrowings outstanding under the Multi-Currency Revolving Credit Facility as of September 30, 2025 and 2024.
Commercial Paper Program
The Company had a $3.4 billion commercial paper program. In September 2025, the Company increased its commercial paper program to $4.5 billion. The commercial paper program does not increase the Company’s borrowing capacity, and it is fully backed by its Multi-Currency Revolving Credit Facility. The Company may, from time to time, issue short-term promissory notes in an aggregate amount of up to $4.5 billion at any one time. Amounts available under the program may be borrowed, repaid, and re-borrowed from time to time. The maturities on the notes will vary but may not exceed 365 days from the date of issuance. The notes will bear interest, if interest bearing, or will be sold at a discount from their face amounts. There were no borrowings outstanding under the commercial paper program as of September 30, 2025 and 2024.

364-Day Revolving Credit Facility
In November 2024, the Company entered into an agreement pursuant to which it obtained a $1.0 billion senior unsecured revolving credit facility (the “364-Day Revolving Credit Facility”) with a syndicate of lenders, which was scheduled to expire 364 days after the January 2, 2025 closing of the RCA acquisition, the date on which borrowings under this facility became available to the Company. In June 2025, in conjunction with the amendment to the Multi-Currency Revolving Credit Facility, the Company terminated the 364-Day Revolving Credit Facility.
Receivables Securitization Facility
The Company had a $1.45 billion receivables securitization facility (“Receivables Securitization Facility”), which was scheduled to expire in October 2027. In June 2025, the Company amended the Receivables Securitization Facility to extend the expiration to June 2028, increase the size of the facility to $1.5 billion, and increase its accordion feature to $500 million from $250 million. This accordion feature allows the Company to increase the commitment on the Receivables Securitization Facility up to $500 million, subject to lender approval. Interest rates are based on prevailing market rates for short-term commercial paper or 30-day Term SOFR, plus a program fee. The Company pays a customary unused fee at prevailing market rates, monthly, to maintain the availability under the Receivables Securitization Facility. The Receivables Securitization Facility contains similar covenants to the Multi-Currency Revolving Credit Facility, with which the Company was compliant as of September 30, 2025. There were no borrowings outstanding under the Receivables Securitization Facility as of September 30, 2025 and 2024.
In connection with the Receivables Securitization Facility, AmerisourceBergen Drug Corporation and a specialty distribution subsidiary sell on a revolving basis certain accounts receivable to Amerisource Receivables Financial Corporation, a wholly-owned special purpose entity, which in turn sells a percentage ownership interest in the receivables to financial institutions and commercial paper conduits sponsored by financial institutions. AmerisourceBergen Drug Corporation is the servicer of the accounts receivable under the Receivables Securitization Facility. As sold receivables are collected, additional receivables may be sold up to the maximum amount available under the facility. The Company uses the facility as a financing vehicle because it generally offers an attractive interest rate relative to other financing sources. The Company securitizes its trade accounts, which are generally non-interest bearing, in transactions that are accounted for as borrowings.
Money Market Facility
The Company has an uncommitted, unsecured line of credit available to it pursuant to a money market credit agreement (“Money Market Facility”). In September 2025, the Company entered into an amendment to the Money Market Facility pursuant to which it may request short-term unsecured revolving credit loans in a principal amount not to exceed $500 million on or after April 1 and before December 1 of any year and increases to $750 million on or after December 1 and before March 31 of any year. The Money Market Facility may be decreased or terminated by the bank or the Company at any time without prior notice. There were no borrowings outstanding under the Money Market Facility as September 30, 2025 and 2024.
Working Capital Credit Facility
In July 2025, the Company entered into an uncommitted, unsecured line of credit to support its working capital needs (“Working Capital Credit Facility”). The Working Capital Credit Facility provides the Company with the ability to request short-term, unsecured revolving credit loans from time to time in a principal amount not to exceed $500 million. The Working Capital Credit Facility expires in July 2026 and may be decreased or terminated by the bank or the Company at any time without prior notice. There were no borrowings outstanding under the Working Capital Credit Facility as of September 30, 2025.
Term Loan
In January 2025, the Company borrowed $1.5 billion on a variable-rate term loan (“Term Loan”) that was scheduled to mature in December 2027. In September 2025, the Company amended the Term Loan to shorten the maturity to October 2027. The Term Loan was used to finance a portion of the acquisition of RCA (see Note 2). The Term Loan bears interest at a rate equal to either an adjusted SOFR plus an applicable margin or an alternate base rate plus an applicable margin. The margins are based on the Company’s public debt ratings. The Term Loan contains similar covenants to the Multi-Currency Revolving Credit Facility. The Company has the right to prepay the borrowings under the Term Loan at any time, in whole or in part and without premium or penalty. Through September 30, 2025, the Company elected to make early principal payments of $700 million on the Term Loan.

Senior Notes
In December 2024, the Company issued $500 million of 4.625% senior notes due in December 2027 (the “2027 Notes”), $600 million of 4.850% senior notes due in December 2029 (the “2029 Notes”), and $700 million of 5.150% senior notes due in February 2035 (the “2035 Notes”). The 2027 Notes were sold at 99.815% of the principal amount with an effective yield of 4.634%. The 2029 Notes were sold at 99.968% of the principal amount with an effective yield of 4.852%. The 2035 Notes were sold at 99.945% of the principal amount with an effective yield of 5.153%. Interest on the 2027 Notes and the 2029 Notes is payable semi-annually in arrears on June 15 and December 15, which began on June 15, 2025. Interest on the 2035 Notes is payable semi-annually in arrears on February 15 and August 15, which began on February 15, 2025. The Company used the proceeds from the 2027 Notes, the 2029 Notes, and the 2035 Notes to finance a portion of the acquisition of RCA.
In May 2025, the Company issued €500 million of 2.875% senior notes due in May 2028 (the “2028 Notes”) and €500 million of 3.625% senior notes due in May 2032 (the “2032 Notes”). The 2028 Notes were sold at 99.960% of the principal amount with an effective yield of 2.876%. The 2032 Notes were sold at 99.757% of the principal amount with an effective yield of 3.634%. Interest on the 2028 Notes and the 2032 Notes is payable annually in arrears beginning on May 22, 2026. The Company used the proceeds from the 2028 Notes and the 2032 Notes for general corporate purposes.
The senior notes discussed above and also illustrated in the above debt table are collectively referred to as the “Notes.” Interest on the Notes is payable semiannually in arrears, with the exception of the 2028 Notes and the 2032 Notes, which are paid annually in arrears. Most of the Notes were sold at small discounts to the principal amounts and, therefore, have effective yields that are greater than the stated interest rates in the table above. Costs incurred in connection with the issuance of the Notes were deferred and are being amortized over the terms of the Notes. The indentures governing the Notes contain restrictions and covenants, which include limitations on additional indebtedness; distributions to stockholders; the repurchase of stock and the making of other restricted payments; issuance of preferred stock; creation of certain liens; transactions with subsidiaries and other affiliates; and certain corporate acts such as mergers, consolidations, and the sale of substantially all assets. An additional covenant requires compliance with a financial leverage ratio test. The Company was compliant with all covenants as of September 30, 2025.
In March 2025, the Company’s $500 million of 3.250% senior notes matured and was repaid.
Alliance Healthcare Debt
Alliance Healthcare debt is comprised of uncommitted revolving credit facilities in various currencies with various rates. These facilities are used to fund its working capital needs.
Nonrecourse Debt
Nonrecourse debt is comprised of short-term and long-term debt belonging to the Brazil subsidiaries and is repaid solely from the Brazil subsidiaries’ cash flows and such debt agreements provide that the repayment of the loans (and interest thereon) is secured solely by the capital stock, physical assets, contracts, and cash flows of the Brazil subsidiaries.
Other Information
Scheduled future principal payments of debt are $115.2 million in fiscal 2026, $24.9 million in fiscal 2027, $2.7 billion in fiscal 2028, $8.7 million in fiscal 2029, $1.1 billion in fiscal 2030, and $3.8 billion thereafter.
Interest paid on the above indebtedness during fiscal 2025, 2024, and 2023 was $356.5 million, $250.1 million, and $271.3 million, respectively.
Total amortization of financing fees and the accretion of original issue discounts, which are recorded as components of Interest Expense, Net on the Consolidated Statements of Operations, were $10.2 million, $7.2 million, and $8.5 million, for fiscal 2025, 2024, and 2023, respectively.
Note 7. Stockholders’ Equity and Weighted Average Common Shares Outstanding
The authorized capital stock of the Company consists of 600,000,000 shares of common stock, par value $0.01 per share (the “common stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).
The holders of the Company’s common stock are entitled to one vote per share and have the exclusive right to vote for the Board of Directors and for all other purposes as provided by law. Subject to the rights of holders of the Company’s preferred stock, holders of common stock are entitled to receive ratably on a per share basis such dividends and other distributions in cash, stock, or property of the Company as may be declared by the Board of Directors from time to time out of the legally available assets or funds of the Company.

The following illustrates the components of Accumulated Other Comprehensive Loss, net of income taxes:

	September 30,
(in thousands)	2025	2024
Foreign currency translation	$(903,078)	$(988,484)
Other, net	1,700	(634)
Total accumulated other comprehensive loss	$(901,378)	$(989,118)
In May 2022, the Company’s Board of Directors authorized a share repurchase program allowing the Company to purchase up to $1.0 billion of its outstanding shares of common stock, subject to market conditions. During fiscal 2023, the Company purchased 6.0 million shares of its common stock for $961.3 million to complete its authorization under this program.
In March 2023, the Company’s Board of Directors authorized a share repurchase program allowing the Company to purchase up to $1.0 billion of its outstanding shares of common stock, subject to market conditions. During fiscal 2023, the Company purchased 1.0 million shares of its common stock for $191.0 million under this program. During fiscal 2024, the Company purchased 3.9 million shares of its common stock for $809.0 million to complete its authorization under this program.
In March 2024, the Company’s Board of Directors authorized a share repurchase program allowing the Company to purchase up to $2.0 billion of its outstanding common stock, subject to market conditions. During fiscal 2024, the Company purchased 3.0 million shares of its common stock for $682.3 million under this program. During fiscal 2025, the Company purchased 1.9 million shares of its common stock for $435.4 million under this program. As of September 30, 2025, the Company had $882.2 million availability under this program.
Common Shares Outstanding
Basic earnings per share is computed by dividing net income attributable to Cencora, Inc. by the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed by dividing net income attributable to Cencora, Inc. by the weighted average number of shares of common stock outstanding, plus the dilutive effect of restricted stock units and stock options during the periods presented.
The following illustrates the components of diluted weighted average shares outstanding:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
Weighted average common shares outstanding - basic	193,820	198,503	202,511
Effect of dilutive securities - restricted stock units and stock options	1,394	1,781	2,080
Weighted average common shares outstanding - diluted	195,214	200,284	204,591
The potentially dilutive restricted stock units and stock options that were antidilutive were 69 thousand, 85 thousand, and 94 thousand for fiscal 2025, 2024 and 2023, respectively.
Note 8. Retirement and Other Benefit Plans
The Company sponsors various retirement benefit plans and a deferred compensation plan covering eligible employees.
The Compensation and Succession Planning Committee (“Compensation Committee”) of the Company’s Board of Directors has delegated the administration of the Company’s retirement and other benefit plans to its Benefits Committee, an internal committee, comprised of senior finance, human resources, and legal executives. The Benefits Committee is responsible for the investment options under the Company’s savings plans, as well as performance of the investment advisers and plan administrators.

Retirement Benefit Plans
The Company sponsors the Cencora, Inc. Employee Investment Plan (the “Plan”), which is a defined contribution 401(k) plan covering salaried and certain hourly employees. Eligible participants may contribute to the plan from 1% to 50% of their regular compensation before taxes. The Company contributes $1.00 for each $1.00 invested by the participant up to the first 3% of the participant’s salary and $0.50 for each additional $1.00 invested by the participant of up to an additional 2% of salary. An additional discretionary contribution, in an amount not to exceed the limits established by the Internal Revenue Code of 1986, as amended (the “IRC”), may also be made depending upon the Company’s performance. Based on the Company’s performance in fiscal 2025, 2024, and 2023, the Company recognized expenses for discretionary contributions to the Plan in fiscal 2025, 2024, and 2023. All contributions are invested at the direction of the employee in one or more funds. All company matching contributions vest immediately except for the discretionary contributions made by the Company, which vest in full after five years of credited service.
The Company’s international businesses sponsor various country-specific retirement plans.
Costs of above retirement benefit plans charged to expense for fiscal 2025, 2024, and 2023 were $125.3 million, $99.8 million, and $89.4 million, respectively. The increase in the cost of the retirement benefit plans from fiscal 2024 to fiscal 2025 is primarily due to the January 2025 acquisition of RCA.
Deferred Compensation Plan
The Company sponsors the Cencora, Inc. Deferred Compensation Plan. This unfunded plan allows eligible officers, directors and key management employees to defer a portion of their annual compensation and provides for a benefit restoration feature to selected key management. The benefit restoration feature provides certain eligible participants, including the Company’s executive officers, with an annual amount equal to 4% of the participant’s total cash compensation to the extent that an employee’s compensation exceeds the annual compensation limit established by Section 401(a) (17) of the IRC. The Company’s liability relating to its deferred compensation plan, including the benefit restoration feature, as of September 30, 2025 and 2024 was $63.1 million and $57.9 million, respectively.
Note 9. Share-Based Compensation
The Company’s stockholders approved the AmerisourceBergen Corporation 2022 Omnibus Incentive Plan (the “2022 Plan”). As of September 30, 2025, there were 17.9 million shares available to be granted for employee and non-employee director stock restricted stock units, performance stock units, and stock options under the 2022 Plan.
Restricted Stock Units
The majority of restricted stock units granted vest ratably over a three-year period. The estimated fair value of restricted stock units under the Company’s restricted stock unit plan is determined by the product of the number of shares granted and the closing grant date market price of the Company’s common stock. The estimated fair value of restricted stock units is expensed on a straight-line basis over the requisite service period, net of estimated forfeitures. During fiscal 2025, 2024, and 2023, the Company recognized restricted stock unit expense of $108.7 million, $98.9 million, and $84.3 million, respectively.
A summary of the status of the Company’s nonvested restricted stock units as of September 30, 2025 and changes during fiscal 2025 are presented below:

(in thousands, except grant date fair value)	Restricted Stock Units	Weighted Average Grant Date Fair Value
Nonvested as of September 30, 2024	1,208	$173
Granted	522	$242
Vested	(588)	$159
Forfeited	(64)	$206
Nonvested as of September 30, 2025	1,078	$213
During fiscal 2025, 2024, and 2023, the total fair values of restricted stock units vested were $93.6 million, $83.2 million, and $103.0 million, respectively. Expected future compensation expense relating to the 1.1 million restricted stock units outstanding as of September 30, 2025 is $89.4 million, which will be recognized over a weighted average period of 1.4 years.

Performance Stock Units
Performance stock units are granted to certain executive employees under the Plan and represent common stock potentially issuable in the future. Performance stock units vest at the end of a three-year performance period based upon achievement of specific performance goals. Based upon the extent to which the targets are achieved, vested shares may range from 0% to 230% of the target award amount. The fair value of performance stock units is determined by the grant date market price of the Company’s common stock. Compensation expense associated with nonvested performance stock units is recognized over the requisite service period and is dependent on the Company’s periodic assessment of the probability of the targets being achieved and its estimate of the number of shares that will ultimately be issued. During fiscal 2025, 2024, and 2023, the Company recognized performance stock expense of $38.9 million, $48.7 million, and $40.4 million, respectively.
A summary of the status of the Company’s nonvested performance stock units as of September 30, 2025 and changes during fiscal 2025 is presented below (based upon target award amounts).

(in thousands, except grant date fair value)	Performance Stock Units	Weighted Average Grant Date Fair Value
Nonvested as of September 30, 2024	248	$178
Granted	125	$243
Vested	(120)	$158
Forfeited	(7)	$211
Nonvested as of September 30, 2025	246	$220
Shares that vested over the three-year performance period ended September 30, 2025 were distributed to employees in November 2025.
Stock Options
The Company has not granted any stock options since fiscal 2020.
In fiscal 2025, employees exercised 387 thousand stock options at a weighted average exercise price of $87 per stock option. There were 147 thousand stock options outstanding as of September 30, 2025, all of which are exercisable, with a weighted average exercise price of $87 per option. The weighted average remaining contractual term for outstanding stock options was one year as of September 30, 2025.
Note 10. Leases
The Company has long-term leases for facilities and equipment. In the normal course of business, leases are generally renewed or replaced by other leases. Certain leases include escalation clauses.
The following illustrates the components of lease cost for the periods presented:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
Operating lease cost	$303,822	$245,415	$234,567
Short-term lease cost	9,571	18,459	9,799
Variable lease cost	37,573	35,539	25,598
Total lease cost	$350,966	$299,413	$269,964

The following summarizes balance sheet information related to operating leases:

	September 30,
(in thousands, except for lease term and discount rate)	2025	2024
Right of use assets
Other assets	$1,548,478	$1,141,622

Lease liabilities
Accrued expenses and other	$253,770	$204,767
Other long-term liabilities	1,416,633	1,029,978
Total lease liabilities	$1,670,403	$1,234,745

Weighted-average remaining lease term	7.55 years	7.34 years
Weighted-average discount rate	4.63%	4.18%
Other cash flow information related to operating leases is as follows:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
Cash paid for amounts included in the measurement of lease liabilities
Operating lease cash payments	$294,430	$247,862	$229,203

Right-of-use assets obtained in exchange for lease liabilities
New operating leases	$655,991	$305,882	$271,096
Future minimum rental payments under noncancellable operating leases were as follows:

Payments Due by Fiscal Year (in thousands)	As of September 30, 2025
2026	$319,915
2027	295,076
2028	269,676
2029	237,780
2030	190,742
Thereafter	668,804
Total future undiscounted lease payments	1,981,993
Less: Future payments for leases that have not yet commenced [1]	(13,071)
Less: Imputed interest	(298,519)
Total lease liabilities	$1,670,403

[1] The Company has certain leases that it has executed of which it does not control the underlying assets; therefore, liabilities and ROU assets related to these leases were not recorded on the Company’s Consolidated Balance Sheet as of September 30, 2025.

Note 11. Restructuring and Other Expenses
The following illustrates the expenses incurred by the Company relating to Restructuring and Other Expenses for the periods indicated:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
Restructuring and employee severance costs	$101,562	$69,968	$105,220
Business transformation efforts	122,286	130,069	82,117
Other, net	5,574	33,592	42,547
Total restructuring and other expenses	$229,422	$233,629	$229,884
Restructuring and employee severance costs in fiscal 2025 primarily included expenses incurred related to workforce reductions in both of the Company’s reportable segments. Restructuring and employee severance costs in fiscal 2024 primarily included expenses incurred related to facility closures in connection with the Company’s office optimization plan and workforce reductions. Restructuring and employee severance costs in fiscal 2023 primarily included expenses incurred in connection with workforce reductions.
Business transformation efforts in fiscal 2025, 2024, and 2023 included rebranding costs associated with the Company’s name change to Cencora and non-recurring expenses related to significant strategic initiatives to improve operational efficiency, including certain technology initiatives. The majority of these costs related to services provided by third-party consultants.
In fiscal 2024, the Company experienced a cybersecurity event where data from its information systems was exfiltrated. In connection with this event, the Company incurred costs that were recorded in Other, net in the above table. The majority of the costs included in Other, net in fiscal 2024 related to this cybersecurity event.
In fiscal 2023, one of the Company’s foreign business units experienced a cybersecurity event that impacted a standalone legacy information technology platform in one country and the foreign business unit’s ability to operate in that country for approximately two weeks. In connection with this event, the Company incurred costs to restore the foreign business unit’s operations in that country, which were recorded in Other, net in the above table. The majority of the costs included in Other, net in fiscal 2023 related to this cybersecurity event.
Note 12. Legal Matters and Contingencies
In the ordinary course of its business, the Company becomes involved in lawsuits, administrative proceedings, government subpoenas, government investigations, stockholder demands, and other disputes, including antitrust, commercial, data privacy and security, employment discrimination, intellectual property, product liability, regulatory, and other matters. Significant damages or penalties may be sought from the Company in some matters, and some matters may require years for the Company to resolve. The Company records a reserve for these matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.
For those matters for which the Company has not recognized a liability, the Company cannot predict the outcome of their impact on the Company as uncertainty remains, including with regard to whether such matters will proceed to trial, whether settlements will be reached, and the amount and terms of any such settlements. Outcomes may include settlements in significant amounts that are not currently estimable, limitations on the Company’s conduct, the imposition of corporate integrity agreement obligations, consent decrees, and/or other civil and criminal penalties. From time to time, the Company is also involved in disputes with its customers, which the Company generally seeks to resolve through commercial negotiations. If negotiations are unsuccessful, the parties may litigate the dispute or otherwise attempt to settle the matter.
With respect to the specific legal proceedings and claims described below, unless otherwise noted, the amount or range of possible losses is not reasonably estimable. There can be no assurance that the settlement, resolution, or other outcome of one or more matters, including the matters set forth below, during any subsequent reporting period will not have a material adverse effect on the Company’s results of operations or cash flows for that period or on the Company’s financial condition.
Opioid Lawsuits and Investigations
A significant number of counties, municipalities, and other governmental entities in a majority of U.S. states and Puerto Rico, as well as numerous states and tribes, filed lawsuits in various federal, state and other courts against pharmaceutical wholesale distributors (including the Company and certain subsidiaries, such as AmerisourceBergen Drug

Corporation (“ABDC”) and H.D. Smith, LLC (“H.D. Smith”)), pharmaceutical manufacturers, retail pharmacy chains, medical practices, and physicians relating to the distribution of prescription opioid pain medications.
Starting in December 2017, more than 2,000 cases were transferred to Multidistrict Litigation (“MDL”) proceedings before the United States District Court for the Northern District of Ohio (the “MDL Court”). Since then, several cases filed by government and tribal plaintiffs that were selected as bellwether cases in the MDL have been resolved through trial or settlement. Following trial in two consolidated cases in the United States District Court for the Southern District of West Virginia, the Court entered judgment in favor of the defendants, including the Company. The plaintiffs filed an appeal of the Court’s decision in the United States Court of Appeals for the Fourth Circuit on August 2, 2022. On October 28, 2025, the Fourth Circuit issued its opinion in the case, vacated the District Court’s judgment, and remanded the case back to the District Court for further proceedings consistent with the Fourth Circuit’s opinion.
On July 21, 2021, the Company announced that it and the two other national pharmaceutical distributors had negotiated a Distributor Settlement Agreement that, if all conditions were satisfied, would result in the resolution of a substantial majority of opioid lawsuits filed by state and local governmental entities. The Distributor Settlement Agreement became effective on April 2, 2022, and as of September 30, 2025, it included 48 of 49 eligible states (the “Settling States”) as well as 99% by population of the eligible political subdivisions in the Settling States. The Distributor Settlement Agreement requires the Company to comply with certain requirements, including the establishment of a clearinghouse that will consolidate data from all three national pharmaceutical distributors. The States of Alabama and West Virginia and their subdivisions and Native American tribes are not a part of the Distributor Settlement Agreement, and the Company has reached separate agreements with those groups.
The MDL Court selected four cases filed by third-party payors to serve as additional litigation bellwethers. On May 31, 2024, the MDL Court severed and stayed these four cases against the Company and the two other national pharmaceutical distributors, pursuant to ongoing settlement discussions to resolve litigation filed by a putative class of third-party payors. On August 29, 2024, the Company and two other national pharmaceutical distributors entered into a proposed class action settlement agreement to resolve the opioid-related claims of a proposed settlement class of third-party payors. Pursuant to the agreement, the Company recorded a $93.0 million litigation expense accrual in Litigation and Opioid-Related Expenses (Credit), Net in its fiscal 2024 Consolidated Statement of Operations. The MDL Court granted a motion for preliminary approval of the proposed class action settlement on September 3, 2024. Following a time period for submission of any objections or requests to be excluded from the settlement, the MDL granted final approval of the settlement during a fairness hearing held on January 13, 2025 and entered a final approval order on January 15, 2025. On February 13, 2025, the sole objector to the settlement filed a notice of appeal of the final approval order. A settlement agreement with the sole objector was entered into on June 12, 2025. On June 16, 2025, the MDL Court ruled that it would approve the settlement with the sole objector if remanded for that purpose. On July 25, 2025, the United States Court of Appeals for the Sixth Circuit granted a motion for limited remand. The MDL Court approved the settlement with the sole objector on August 8, 2025. The class action settlement became effective as of September 9, 2025.
In Maryland, a trial commenced on September 16, 2024 in a case filed by the Mayor and City Council of Baltimore in the Circuit Court for Baltimore City. On November 12, 2024, the jury returned a verdict finding ABDC (and another national distributor) liable for public nuisance and assessing approximately $274 million total in compensatory damages, approximately $74 million of which was assessed against ABDC. A second phase of the trial began on December 11, 2024 related to the City of Baltimore’s request for an abatement remedy and proceeded as a bench trial. On June 12, 2025, the Court issued a ruling on the defendants’ post-trial motions relating to the first phase of the trial. The Court upheld the jury’s finding of liability, but granted the defendants a new trial on the extent of damages to correct certain errors and due to the excessive nature of the jury’s damages award. In the alternative, the Court granted remittitur, through which the Court reduced the compensatory damages assessed against ABDC to approximately $14.4 million. The Court issued its ruling regarding the City of Baltimore’s request for abatement on August 8, 2025, assessing approximately $28 million against ABDC for abatement measures, bringing the overall monetary award assessed against ABDC to approximately $42.5 million. On August 14, 2025, the City of Baltimore informed the Court that it would accept the reduced damages award as reflected in the Court’s post-trial ruling, in lieu of a new trial. On September 2, 2025, the Court entered final judgment. In October 2025, ABDC (and the other national distributor) filed a notice of appeal to the Appellate Court of Maryland, and the City of Baltimore filed a notice of cross-appeal. In November 2025, both the City of Baltimore and ABDC (and the other national distributor) filed petitions for a writ of certiorari (bypass) with the Supreme Court of Maryland. If the Court grants the petitions, then the appeal will proceed directly in that Court, instead of in the Appellate Court. The $42.4 million is a component of the Company’s $4.3 billion litigation liability as of September 30, 2025, as described above.
On September 26, 2024, the Company and two other national pharmaceutical distributors entered into a proposed class action settlement agreement to resolve the opioid-related claims of a proposed settlement class of hospitals. The Company recorded a $120.9 million litigation expense accrual in Litigation and Opioid-Related Expenses (Credit), Net in its fiscal 2024

Consolidated Statement of Operations, representing the Company’s expected share of the potential class action settlement. On October 30, 2024, the United States District Court for the District of New Mexico granted a motion for preliminary approval of the proposed class action settlement. Following notice to class members, a time period for submission of any objections to the settlement or requests to be excluded from the settlement, and a fairness hearing on March 4, 2025, the Court granted final approval of the settlement and entered a final approval order. The settlement became effective on April 4, 2025.
The Company’s accrued litigation liability related to the Distributor Settlement Agreement, including the State of Alabama and an estimate for non-participating government subdivisions (with whom the Company has not reached a settlement agreement), as well as other opioid-related litigation for which it has reached settlement agreements, as described above, was $4.3 billion as of September 30, 2025 and $4.9 billion as of September 30, 2024. The $4.3 billion liability will be paid over 13 years. The Company currently estimates that $416.0 million will be paid prior to September 30, 2026, which is recorded in Accrued Expenses and Other on the Company’s Consolidated Balance Sheet. The remaining long-term liability of $3.9 billion is recorded in Accrued Litigation Liability on the Company’s Consolidated Balance Sheet. While the Company has accrued its estimated liability for opioid litigation, it is unable to estimate the range of possible loss associated with the matters that are not included in the accrual. Because loss contingencies are inherently unpredictable and unfavorable developments or resolutions can occur, the assessment is highly subjective and requires judgments about future events. The Company regularly reviews opioid litigation matters to determine whether its accrual is adequate. The amount of ultimate loss may differ materially from the amount accrued to date. Until such time as otherwise resolved, the Company will continue to litigate and prepare for trial and to vigorously defend itself in all such matters. Since these matters are still developing, the Company is unable to predict the outcome, but the result of these lawsuits could include excessive monetary verdicts and/or injunctive relief that may affect the Company’s operations. Additional lawsuits regarding the distribution of prescription opioid pain medications have been filed and may continue to be filed by a variety of types of plaintiffs, including lawsuits filed by non-governmental or non-political entities and individuals, among others. The Company is vigorously defending itself in the pending lawsuits and intends to vigorously defend itself against any threatened lawsuits or enforcement proceedings.
Since July 2017, the Company has received subpoenas from several U.S. Attorney’s Offices, including grand jury subpoenas from the U.S. Attorney’s Office for the District of New Jersey (“USAO-NJ”) and the U.S. Attorney’s Office for the Eastern District of New York (“USAO-EDNY”). Those subpoenas requested the production of a broad range of documents pertaining to the Company’s distribution of controlled substances through its various subsidiaries, including ABDC, and its diversion control programs. The Company produced documents in response to the subpoenas and engaged in discussions with the various U.S. Attorney’s Offices, including the Health Care and Government Fraud Unit of the Criminal Division of the USAO-NJ, the U.S. Department of Justice Consumer Protection Branch and the U.S. Drug Enforcement Administration, in an attempt to resolve these matters. On December 29, 2022, the Department of Justice filed a civil complaint (the “Complaint”) against the Company, ABDC, and Integrated Commercialization Services, LLC (“ICS”), a subsidiary of the Company, alleging violations of the Controlled Substances Act. Specifically, the Complaint alleges that the Company negligently failed to report suspicious orders to the Drug Enforcement Administration. In the Complaint, the Department of Justice seeks civil penalties and injunctive relief. This Complaint relates to the aforementioned and previously-disclosed investigations. On March 30, 2023, the Company filed a motion to dismiss the Complaint in its entirety on behalf of itself, ABDC, and ICS. On November 6, 2023, the United States District Court for the Eastern District of Pennsylvania granted in part and denied in part the motion, dismissing with prejudice all claims for civil penalties for Defendants’ alleged violations of the suspicious order reporting requirement prior to October 24, 2018, but otherwise denying the motion. On December 18, 2023, the Company, ABDC and ICS filed an Answer and Affirmative Defenses to the Complaint. On July 15, 2025, the Court entered an Amended Scheduling Order setting the fact discovery deadline as June 12, 2026 and the expert discovery deadline as January 15, 2027. The Company denies the allegations in the Complaint and intends to defend itself vigorously in the litigation.

Shareholder Securities Litigation
On December 30, 2021, the Lebanon County Employees’ Retirement Fund and Teamsters Local 443 Health Services & Insurance Plan filed a complaint for a purported derivative action in the Delaware Court of Chancery against the Company and certain of its current officers and directors. The complaint alleges claims for breach of fiduciary duty allegedly arising from the Board’s and certain officers’ oversight of the Company’s controlled substance diversion control programs. The defendants moved to dismiss the complaint on March 29, 2022. On December 22, 2022, the Delaware Court of Chancery granted the motion to dismiss. On January 9, 2023, the Plaintiffs filed a Motion for Relief from Judgment and Order Pursuant to Rule 60(b) from the Delaware Chancery Court’s judgment. On January 20, 2023, the Plaintiffs also appealed the ruling to the Delaware Supreme Court. On March 21, 2023, the Delaware Court of Chancery denied the Plaintiffs’ Motion for Relief from Judgment and Order Pursuant to Rule 60(b). On December 18, 2023, the Delaware Supreme Court reversed the dismissal and remanded the case to the Delaware Court of Chancery for further proceedings. On January 12, 2024, the Company’s Board of Directors established a Special Litigation Committee (“SLC”) and delegated to the SLC the Board’s full authority with respect to the litigation. On March 4, 2024, the Delaware Court of Chancery granted the SLC’s consented-to motion to stay the action pending its investigation of the allegations of the complaint. On July 28, 2025, the SLC notified the Court of Chancery that the parties had reached an agreement in principle to settle all claims in the action following a successful mediation conducted on June 24, 2025, and filed a stipulation to stay the action pending the presentation of a stipulation of settlement for the Court’s approval. The Court granted the stay on July 29, 2025. The parties filed a stipulation of settlement with the Court on August 15, 2025, and the Court held a fairness hearing on November 13, 2025. During the fairness hearing, the Court approved the settlement and dismissed the action with prejudice. Under this settlement, insurance carriers will pay the Company $111.3 million, less $24.8 million in attorneys’ fees and expenses awarded by the court to plaintiffs’ counsel.
Subpoenas, Ongoing Investigations, and Other Contingencies
From time to time, the Company receives subpoenas or requests for information from various government agencies relating to the Company’s business or to the business of a customer, supplier, or other industry participant. The Company’s responses often require time and effort and can result in considerable costs being incurred. Most of these matters are resolved without incident; however, such subpoenas or requests can lead to the assertion of claims or the commencement of civil or criminal legal proceedings against the Company and other members of the healthcare industry, as well as to substantial settlements.
In January 2017, U.S. Bioservices Corporation, a former subsidiary of the Company, received a subpoena for information from the USAO-EDNY relating to its activities in connection with billing for products and making returns of potential overpayments to government payers. A filed qui tam complaint related to the investigation was unsealed in April 2019 and the relator filed an amended complaint under seal in the U.S. District Court for the Eastern District of New York. In December 2019, the government filed a notice that it was declining to intervene. The court ordered that the relator’s complaint against the Company and other defendants, including AmerisourceBergen Specialty Group, LLC, be unsealed. The relator’s complaint alleged violations of the federal False Claims Act and the false claims acts of various states. The relator filed a second amended complaint, removing one state false claims act count. The Company filed a motion to dismiss the second amended complaint and all briefs on the motion were filed with the Court on October 9, 2020. The motion to dismiss was granted on December 22, 2022. The False Claims Act claims were dismissed with prejudice, and the state claims were dismissed without prejudice. On January 24, 2023, the relator filed Motions to Reconsider Dismissal and For Leave to Amend the Complaint. Response briefs on those motions were filed by the Company and all briefing was completed on February 15, 2023. On October 17, 2025, the Court denied the relator’s motions. On November 13, 2025, the relator filed a notice of appeal of such denial to the United States Court of Appeals for the Second Circuit.
On March 3, 2022, the United States Attorney’s Office for the Western District of Virginia notified the Company of the existence of a criminal investigation into MWI Veterinary Supply Co. (“MWI”), the Company’s animal health subsidiary, in connection with grand jury subpoenas to which MWI previously responded relating to compliance with state and federal regulatory requirements governing wholesale shipments of animal health products to customers. In October 2024, the Company reached an agreement in principle to resolve these claims. While no agreement has been finalized, pursuant to the agreement in principle the Company recorded a $49.1 million litigation expense accrual in Litigation and Opioid-Related Expenses (Credit), Net in its fiscal 2024 Consolidated Statement of Operations. This liability is included in Accrued Expenses and Other on the Company’s Consolidated Balance Sheet as of September 30, 2025.

Note 13. Antitrust Litigation Settlements
Numerous lawsuits have been filed against certain brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. These lawsuits are generally brought as class actions. The Company has not been named a plaintiff in any of these lawsuits but has been a member of the direct purchasers’ class (i.e., those purchasers who purchase directly from these pharmaceutical manufacturers). None of the lawsuits has gone to trial, but some have settled in the past with the Company receiving proceeds from the settlement funds. During fiscal 2025, 2024, and 2023, the Company recognized gains relating to these lawsuits of $236.4 million, $170.9 million, and $239.1 million, respectively. These gains, which are net of attorney fees and estimated payments due to other parties, were recorded as reductions to cost of goods sold in the Company’s Consolidated Statements of Operations.
Note 14. Business Segment Information
The Company is organized geographically based upon the products and services it provides to its customer and reports its results under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.
The chief operating decision maker (“CODM”) of the Company is its President & Chief Executive Officer, whose function is to allocate resources to, and assess the performance of, the Company’s operating segments. The CODM does not review assets by operating segment for the purpose of assessing performance or allocating resources.
The U.S. Healthcare Solutions reportable segment distributes a comprehensive offering of brand-name, specialty brand-name and generic pharmaceuticals, over-the-counter healthcare products, home healthcare supplies and equipment, and related services to a wide variety of healthcare providers, including acute care hospitals and health systems, independent and chain retail pharmacies, mail order pharmacies, medical clinics, long-term care and alternate site pharmacies, and other customers. The U.S. Healthcare Solutions reportable segment also provides pharmaceutical distribution (including plasma and other blood products, injectable pharmaceuticals, vaccines, and other specialty pharmaceutical products) and additional services to physicians who specialize in a variety of disease states, especially oncology and retina, and to other healthcare providers, including hospitals, specialty retinal practices, and dialysis clinics. The U.S. Healthcare Solutions reportable segment also provides pharmacy management, staffing and additional consulting services, and supply management software to a variety of retail and institutional healthcare providers. Additionally, it delivers packaging solutions to institutional and retail healthcare providers.
The International Healthcare Solutions reportable segment consists of businesses that focus on international pharmaceutical wholesale and related service operations and global commercialization services. The International Healthcare Solutions reportable segment distributes pharmaceuticals and other healthcare products and provides related services to healthcare providers, including pharmacies, doctors, health centers and hospitals primarily in Europe. It is a leading global specialty transportation and logistics provider for the biopharmaceutical industry. It also is a provider of specialized services, including regulatory affairs, market access, pharmacovigilance, development consulting and scientific affairs, and quality management and compliance, for the life sciences industry. In Canada, the business drives innovative partnerships with manufacturers, providers, and pharmacies to improve product access and efficiency throughout the healthcare supply chain.
Other, which is not considered a reportable segment, consists of businesses for which the Company has begun to explore strategic alternatives and includes an animal health business, a less-than-wholly-owned Brazil full-line distribution business, and certain consulting services businesses. The animal health business sells pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, and various other products to customers in both the companion animal and production animal markets. It also offers demand-creating sales force services to manufacturers. The consulting service businesses provide reimbursement services that assist pharmaceutical companies in supporting access to branded drugs, contract field staffing, patient assistance and copay assistance programs, adherence programs, and other market access programs to pharmaceutical companies.

The following illustrates reportable segment and disaggregated revenue as required by ASC 606, “Revenue from Contracts with Customers,” for the periods indicated:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
U.S. Healthcare Solutions	$284,963,849	$259,634,890	$229,279,714
International Healthcare Solutions
Alliance Healthcare	24,394,833	23,061,721	22,349,278
Other Healthcare Solutions	3,934,610	3,674,590	3,305,273
Total International Healthcare Solutions	28,329,443	26,736,311	25,654,551
Other
Animal Health	5,694,517	5,365,518	5,042,549
Other non-strategic businesses	2,463,316	2,373,762	2,318,599
Total Other	8,157,833	7,739,280	7,361,148
Intersegment eliminations	(118,306)	(151,882)	(122,002)
Revenue	$321,332,819	$293,958,599	$262,173,411
The following illustrates reportable segment cost of goods sold information for the periods indicated:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
U.S. Healthcare Solutions	$277,956,496	$254,100,295	$224,321,625
International Healthcare Solutions	25,371,833	23,760,089	22,765,440
Other	6,901,928	6,506,095	6,196,377
Intersegment eliminations	(112,300)	(148,924)	(121,994)
Total segment cost of goods sold	$310,117,957	$284,217,555	$253,161,448
The following illustrates reportable segment operating expenses information for the periods indicated:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
U.S. Healthcare Solutions	$3,723,920	$2,882,055	$2,643,015
International Healthcare Solutions	2,369,805	2,319,559	2,248,910
Other	904,192	894,102	830,917
Intersegment eliminations	(6,028)	(2,928)	—
Total segment operating expenses	$6,991,889	$6,092,788	$5,722,842
The following illustrates reportable segment operating income information for the periods indicated:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
U.S. Healthcare Solutions	$3,283,433	$2,652,540	$2,315,074
International Healthcare Solutions	587,805	656,663	640,201
Other	351,713	339,083	333,854
Intersegment eliminations	22	(30)	(8)
Total segment operating income	$4,222,973	$3,648,256	$3,289,121

The following reconciles total segment operating income to income before income taxes for the periods indicated:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
Total segment operating income	$4,222,973	$3,648,256	$3,289,121
Gains from antitrust litigation settlements	236,372	170,904	239,092
LIFO credit (expense)	76,876	52,168	(204,595)
Türkiye highly inflationary impact	(49,571)	(54,087)	(86,967)
Acquisition-related intangibles amortization	(553,028)	(660,292)	(551,046)
Litigation and opioid-related (expenses) credit, net	(60,671)	(227,070)	24,693
Acquisition-related deal and integration expenses	(291,044)	(103,001)	(139,683)
Restructuring and other expenses	(229,422)	(233,629)	(229,884)
Goodwill impairment	(723,884)	(418,000)	—
Operating income	2,628,601	2,175,249	2,340,731
Other loss (income), net	78,717	14,283	(49,036)
Interest expense, net	291,548	156,991	228,931
Income before income taxes	$2,258,336	$2,003,975	$2,160,836
Segment operating income is evaluated by the CODM of the Company and excludes gains from antitrust litigation settlements; LIFO credit (expense); Türkiye highly inflationary impact; acquisition-related intangibles amortization; litigation and opioid-related (expenses) credit, net; acquisition-related deal and integration expenses; restructuring and other expenses; and goodwill impairment. All corporate office expenses are allocated to the operating segment level.
Litigation and opioid-related (expenses) credit, net in fiscal 2024 includes $263.1 million of litigation expense accruals (see Note 12), offset in part by a net $92.2 million opioid litigation settlement accrual reduction primarily as a result of the Company’s prepayment of the net present value of a future obligation as permitted under its opioid settlement agreements.
Litigation and opioid-related (expenses) credit, net in fiscal 2023 includes the receipt of $83.4 million from the H.D. Smith opioid litigation indemnity escrow.
Other loss (income), net includes a $113.5 million impairment of an equity investment that was made in fiscal 2021 and a $35.5 million loss on the divestiture of non-core businesses, offset in part by the Company’s portion of an equity method investment’s gain on the sale of a business of $39.7 million and a $14.1 million gain on the remeasurement of an equity investment in fiscal 2025.
Other loss (income), net, includes a $40.7 million net gain on the divestiture of non-core businesses in fiscal 2023.
The following illustrates depreciation and amortization by reportable segment for the periods indicated:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
U.S. Healthcare Solutions	$284,141	$234,270	$234,219
International Healthcare Solutions	136,281	124,895	113,531
Other	77,625	72,517	65,108
Acquisition-related intangibles amortization	553,028	660,292	551,046
Total depreciation and amortization	$1,051,075	$1,091,974	$963,904

Depreciation and amortization related to property and equipment and intangible assets excludes amortization of deferred financing costs and other debt-related items, which are included in interest expense, net.

The following illustrates capital expenditures by reportable segment for the periods indicated:

	Fiscal Year Ended September 30,
(in thousands)	2025	2024	2023
U.S. Healthcare Solutions	$360,694	$218,469	$215,335
International Healthcare Solutions	245,880	195,023	179,182
Other	61,407	73,681	63,842
Total capital expenditures	$667,981	$487,173	$458,359
Note 15. Fair Value of Financial Instruments
The recorded amounts of the Company’s cash and cash equivalents, accounts receivable, and accounts payable as of September 30, 2025 and 2024 approximate fair value based upon the relatively short-term nature of these financial instruments. Within Cash and Cash Equivalents, the Company had $1,864.0 million and $1,190.0 million of investments in money market accounts as of September 30, 2025 and 2024, respectively. The fair value of the money market accounts was determined based upon unadjusted quoted prices in active markets for identical assets, otherwise known as Level 1 inputs.
The recorded amount of long-term debt (see Note 6) and the corresponding fair value as of September 30, 2025 were $7,543.0 million and $7,361.4 million, respectively. The recorded amount of long-term debt and the corresponding fair value as of September 30, 2024 were $3,811.7 million and $3,588.0 million, respectively. The fair value of long-term debt was determined based upon inputs other than quoted prices, otherwise known as Level 2 inputs.
Note 16. Subsequent Event
Dividend Increase
In November 2025, the Company’s Board of Directors increased the quarterly dividend paid on common stock by 9% and declared a regular quarterly cash dividend of $0.60 per share, payable on December 1, 2025 to shareholders of record on November 14, 2025.